Exhibit 10.1

EXECUTION VERSION

Certain identified information has been excluded from the exhibit because such information both

(i) is not material and (ii) is the type that the registrant treats as private or confidential.

REVOLVING CREDIT AGREEMENT

dated as of April 3, 2024

among

LAS VEGAS SANDS CORP.,

as the Borrower,

THE VARIOUS LENDERS AND ISSUING BANKS

FROM TIME TO TIME PARTY HERETO

and

THE BANK OF NOVA SCOTIA,

as the Administrative Agent and Swing Line Lender

THE BANK OF NOVA SCOTIA,

and

BOFA SECURITIES, INC.

as Joint Lead Arrangers and Joint Bookrunners,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

GOLDMAN SACHS BANK USA,

and

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers,

and

MORGAN STANLEY BANK, N.A.,

as Documentation Agent

$1,500,000,000 Senior Unsecured Revolving Credit Facility

4.5	Enforceability	67
4.6	Financial Statements	67
4.7	No Material Adverse Change	67
4.8	Litigation	67
4.9	Payment of Taxes	67
4.10	Environmental Compliance	67
4.11	Investment Company Act	67
4.12	Margin Stock	68
4.13	ERISA	68
4.14	Solvency	68
4.15	Disclosure	68
4.16	Compliance With Laws	69
4.17	Intellectual Property	69

SECTION 5. AFFIRMATIVE COVENANTS		69

5.1	Financial Statements	69
5.2	Notices	71
5.3	Existence	72
5.4	Payment of Taxes and Claims	72
5.5	Books and Records; Inspections	73
5.6	Compliance with Laws	73
5.7	Use of Proceeds	73

SECTION 6. NEGATIVE COVENANTS		74

6.1	Limitation on Indebtedness of Restricted Subsidiaries	74
6.2	Limitation on Liens	75
6.3	Consolidated Leverage Ratio	77
6.4	Fundamental Changes	77
6.5	Limitation on Sale and Leaseback Arrangements	77
6.6	Use of Proceeds	78
6.7	Investments	78

SECTION 7. EVENTS OF DEFAULT		79

7.1	Events of Default	79
7.2	Application of Funds	81

SECTION 8. ADMINISTRATIVE AGENT		81

8.1	Appointment of Administrative Agent	81
8.2	Powers and Duties	82
8.3	General Immunity	82
8.4	Administrative Agent Entitled to Act as Lender	83
8.5	Lenders’ Representations, Warranties and Acknowledgment	84
8.6	Right to Indemnity	84
8.7	Successor Administrative Agent and Swing Line Lender	84
8.8	Withholding Taxes	85
8.9	No Other Duties	85

SECTION 9. MISCELLANEOUS		86

9.1	Notices	86
9.2	Expenses	87
9.3	Indemnity	87
9.4	Set-off	89
9.5	Amendments and Waivers	89
9.6	Successors and Assigns; Participations	91
9.7	Independence of Covenants	95
9.8	Survival of Representations, Warranties and Agreements	95
9.9	No Waiver; Remedies Cumulative	95
9.10	Severability	95
9.11	Obligations Several; Independent Nature of Lenders’ Rights	95
9.12	Headings	96
9.13	APPLICABLE LAW	96
9.14	CONSENT TO JURISDICTION	96
9.15	WAIVER OF JURY TRIAL	96
9.16	Confidentiality	97
9.17	Usury Savings Clause	97
9.18	Counterparts; Integration; Effectiveness	98
9.19	Patriot Act	98
9.20	Gaming Authorities	98
9.21	Certain Matters Affecting Lenders	98
9.22	No Fiduciary Duties	99
9.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	99
9.24	Termination of Existing Credit Agreement	100

SCHEDULES:	1.1	Revolving Commitments
	1.2	Existing Letters of Credit
	4.4	Governmental Consents
	4.8	Litigation
	6.1	Indebtedness of Restricted Subsidiaries
	6.2	Liens
	9.1	Notice Addresses

EXHIBITS:	A	Form of Assignment Agreement
	B	Form of Borrowing Notice
	C	Form of Compliance Certificate
	D	Form of Conversion/Continuation Notice
	E	Form of Issuance Notice
	F-1	Form of Revolving Loan Note
	F-2	Form of Swing Line Note
	G-1-G-4	Form of Tax Certificates

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of April 3, 2024 (this “Agreement”), is entered into by and among LAS VEGAS SANDS CORP., a Nevada corporation (the “Borrower”), the LENDERS and ISSUING BANKS party hereto from time to time, and THE BANK OF NOVA SCOTIA (“Scotiabank”), as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as Swing Line Lender (this term and the other capitalized terms used but not defined in this preamble and the recitals below shall have the respective meanings set forth for such terms in Section 1.1 hereof).

WHEREAS, the Borrower has requested, and the Lenders, the Issuing Bank, the Swing Line Lender and the Administrative Agent have agreed to provide, the senior unsecured revolving credit facility described herein, in an initial principal amount of $1,500,000,000, and, in connection therewith, the (x) commitments under the Existing Credit Agreement shall be terminated and all outstanding loans thereunder shall be repaid in full and (y) certain letters of credit issued and outstanding under the Existing Credit Agreement will be rolled over into the Loan Facility.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adelson” means Dr. Miriam Adelson, a natural person.

“Adjusted Term SOFR” means, for any Interest Period, Term SOFR plus 0.10%; provided that if Adjusted Term SOFR as so determined would be less than the Floor, then Adjusted Term SOFR shall be deemed to be equal to the Floor.

“Administrative Agent” shall have the meaning provided in the preamble hereto.

“Administrative Agent Fee Letter” means the administrative agent fee letter, dated the Closing Date, by and between the Borrower and the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person (excluding, however, any trustee under, or any committee with responsibility for administering any Pension Plan). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Affiliates” shall have the meaning provided in Section 9.1(b)(iii).

“Aggregate Amounts Due” shall have the meaning provided in Section 2.13.

“Agreement” shall have the meaning provided in the preamble hereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213§§101 104) and any similar laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, or corruption.

“Applicable Margin” means (a) with respect to Initial Revolving Loans that are SOFR Loans, a percentage, per annum, as set forth below:

Level	Rating (S&P/Moody’s / Fitch)	Applicable Margin for Initial Revolving Loans
I	≥ BBB+ / Baa1 / BBB+	1.125%
II	BBB / Baa2 / BBB	1.250%
III	BBB- / Baa3 / BBB-	1.400%
IV	< BBB- / Baa3 /BBB-	1.550%

(b) with respect to Initial Revolving Loans that are Base Rate Loans, a rate per annum equal to the Applicable Margin for SOFR Loans as set forth in clause (a) above minus 1.00% per annum, (c) with respect to Swing Line Loans, a rate per annum equal to the Applicable Margin for SOFR Loans as set forth in clause (a) above minus 1.00% per annum, and (d) with respect to Extended Revolving Loans, the “Applicable Margin” as set forth in the Incremental Assumption Agreement relating thereto.

As used herein, “Rating” means, as of any date, the corporate family rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for the Borrower. For purposes of the foregoing: (a) if no Rating shall be available from any of S&P, Moody’s or Fitch, the Applicable Margin will be set at Level IV; (b) if only two of S&P, Moody’s and Fitch shall have in effect a Rating, the Applicable Margin shall be based upon the higher Rating; provided that, if the lower Rating falls more than one level below the higher Rating, then the Applicable Margin shall be based on the Rating set forth in the level immediately above the level for such lower Rating; (c) if only one of S&P, Moody’s and Fitch shall have in effect a Rating, the Applicable Margin shall be determined by reference to the available Rating; (d) if a Rating is available from each of the foregoing at such time, then if (w) all Ratings are equivalent, then the Applicable Margin shall be based on such equivalent Ratings; (x) two Ratings are equivalent and the third Rating is lower, then the Applicable Margin shall be based on the higher Ratings; (y) two Ratings are equivalent and the third Rating is higher, then the Applicable Margin shall be based on the lower Ratings, and (z) no Ratings are equivalent, then the Applicable Margin shall be based on the Rating that is neither the highest or the lowest Rating; and (e) if any Rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change. The Borrower will use commercially reasonable efforts to promptly notify the Administrative Agent of any change in Rating established by S&P, Moody’s or Fitch.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or to the Lenders by means of electronic communications pursuant to Section 9.1(b).

“Arrangers” means (a) The Bank of Nova Scotia and BofA Securities, Inc., in their respective capacities as joint lead arrangers and joint bookrunners and (b) Barclays Bank PLC, BNP Paribas Securities Corp., Goldman Sachs Bank USA and Sumitomo Mitsui Banking Corporation, in their respective capacities as joint lead arrangers.

“ASC 842” shall have the meaning provided in the definition of “Capital Lease”.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” shall have the meaning provided in Section 9.6(b).

“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by an Authorized Officer of the Borrower or the Borrower’s Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (excluding permitted extensions), discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.

“Authorized Officer” means, with respect to any Person (a) the Chairman of the Board of Directors (if an officer), President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Treasurer, Secretary, Controller, any Vice President or any other senior officer or (b) if applicable, any such Authorized Officer of its managing member, managing partner, general partner or manager, as applicable.

“Availability Period” means, with respect to any Class of Revolving Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Loans, Swing Line Loans and Letters of Credit made or issued pursuant to a Class of Revolving Commitments, the date of termination of the Revolving Commitments of such Class.

“Available Tenor” means, as of any date of determination and with respect to a then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing or otherwise in connection with cash management and deposit accounts (including any Deposit Accounts).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) Adjusted Term SOFR for a SOFR Loan with a one (1) month Interest Period commencing on such date plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or Adjusted Term SOFR, as the case may be, shall be effective on the effective day of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(d)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Dates:

(a) with respect to SOFR Loans, Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated, syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then- current Benchmark with an unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement for Dollar-denominated, syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent and the Borrower after the occurrence of the earliest of the following events with respect to a then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

provided that the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative;

provided that a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark,, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means (a) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any limited liability company, the board of managers or directors, as applicable, or any duly authorized committee thereof; (c) with respect to any partnership, the board of directors or other governing body of the general partner or of its member or manager, in each case, of the partnership or any duly authorized committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” shall have the meaning provided in the preamble hereto.

“Borrowing” means a group of Loans of a single Type of Loan under a single Loan Facility, and made on a single date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Notice” means a notice substantially in the form of Exhibit B.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Nevada or is a day on which banking institutions located in the State of New York, the State of Nevada or another place of payment under the Credit Documents are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with any SOFR Loans, any day which is also a U.S. Government Securities Business Day.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement and each other Credit Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty. Notwithstanding anything to the contrary in this Agreement, the term “Capital Lease” shall not include any obligations with respect to any lease, concession or license of property that would have been considered an operating lease under GAAP prior to the adoption of Accounting Standards Codification 842 or any successor or similar pronouncement with respect to lease accounting (“ASC 842”).

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, United Kingdom, Canada or any member state of the European Union or any political subdivision of any of the foregoing or (ii) issued by any agency or instrumentality of the United States, United Kingdom, Canada or any member state of the European Union or any political subdivision of any of the foregoing, the obligations of which are backed by the implied faith and credit of the United States; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state, municipality or any public instrumentality thereof, in each case, having, at the time of the acquisition thereof, a rating of “AA” from S&P or “Aa2” from Moody’s or “AA” from Fitch, and in each case, the repurchase agreements and reverse repurchase agreements related thereto; (c) commercial paper having, at the time of the acquisition thereof, a rating of at least “A-2” from S&P or at least “P-2” from Moody’s or at least “F2” from Fitch; (d) corporate notes that are rated at least “A” by S&P or “A” by Moody’s or “A” by Fitch; (e) time deposit accounts, money market deposits, certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (f) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clauses (a), (b) and (e) above; (g) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) and (d) above, (ii) has net assets of not less than $500,000,000 and (iii) complies with the criteria set forth in rule 2a-7 under the Investment Company Act of 1940; and (h) tri-party and deliverable repurchase agreements that are fully collateralized to at least 102% of market value by U.S. Treasury and government agency securities.

“CFC” means any Subsidiary that (a) is owned directly or indirectly by the Borrower and (b) is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by the Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, unless, in each case, a Lender is required to comply with such request, rule, guideline or directive as of the Closing Date.

“Change of Control” shall be deemed to occur if (a) any Person or “group” (within the meaning of Section 13(d)(3) and Section 14(d)(2) under the Exchange Act as in effect on the Closing Date) (other than (i) any employee benefit plan of such Person and its Subsidiaries and any Person acting its capacity as trustee, agent or other fiduciary or administrator of any such plan or (ii) combination of one or more Permitted Holders) shall have acquired beneficial ownership of more than 50% on a fully diluted basis of the Voting Stock of the Borrower or (b) a “Change of Control” (or similar term) as defined in the Senior Notes shall occur.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Exposure (including Swing Line Loans) in respect of Initial Revolving Loans and (b) Lenders having Revolving Exposure (including Swing Line Loans) in respect of Extended Revolving Loans and (ii) with respect to Loans, each of the following classes of Loans: (a) Initial Revolving Loans and (b) Extended Revolving Loans. Extended Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Revolving Loans or from other Extended Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Closing Date” means April 3, 2024.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the financing payment mechanism in connection with the purchase of any materials, goods or services by a Credit Party.

“Commitment” means any Revolving Commitment.

“Commitment Fee Rate” means the following percentages per annum set forth below:

Level	Ratings (S&P/Moody’s/Fitch)	Commitment Fee Rate (bps per annum)
I	≥ BBB+ / Baa1 / BBB+	0.125%
II	BBB / Baa2 / BBB	0.150%
III	BBB- / Baa3 / BBB-	0.200%
IV	< BBB- / Baa3 / BBB-	0.250%

For purposes of the foregoing: (a) if no Rating shall be available from any of S&P, Moody’s or Fitch, the Commitment Fee Rate will be set at Level IV; (b) if only two of S&P, Moody’s and Fitch shall have in effect a Rating, the Commitment Fee Rate shall be based upon the higher Rating; provided that, if the lower Rating falls more than one level below the higher Rating, then the Commitment Fee Rate shall be based on the Rating set forth in the level immediately above the level for such lower Rating; (c) if only one of S&P, Moody’s and Fitch shall have in effect a Rating, the Commitment Fee Rate shall be determined by reference to the available Rating; (d) if a Rating is available from each of the foregoing at such time, then if (w) all Ratings are equivalent, then the Applicable Margin shall be based on such equivalent Ratings; (x) two Ratings are equivalent and the third Rating is lower, then the Commitment Fee Rate shall be based on the higher Ratings; (y) two Ratings are equivalent and the third Rating is higher, then the Commitment Fee Rate shall be based on the lower Ratings, and (z) no Ratings are equivalent, then the Commitment Fee Rate shall be based on the Rating that is neither the highest or the lowest Rating; and (e) if any Rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change. The Borrower will use commercially reasonable efforts to promptly notify the Administrative Agent of any change in Rating established by S&P, Moody’s or Fitch.

“Competitor” means any Person that competes, directly or indirectly (including through one or more portfolio companies but not any bona fide debt fund affiliates (as defined in the definition of “Disqualified Lender”)) with the business of the Borrower and/or its Subsidiaries from time to time.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14(d) and other technical, administrative or operational matters, that the Administrative Agent, in consultation with the Borrower, reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents); provided that no “Conforming Changes” shall result in (x) any material effect on the timing or amount of payments or borrowings or (y) a deemed exchange of any Loan under Section 1001 of the Internal Revenue Code, in each case, without the prior written consent of the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, (I) the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provision for taxes based on income to the extent deducted in calculating Consolidated Net Income, (d) total depreciation expense, (e) total amortization expense, (f) total pre-opening and development expenses, (g) expenses and charges related to the transactions contemplated by this Agreement and the other Credit Documents, (h) expenses and charges paid to any Lender, the Administrative Agent or any indemnity pursuant to Section 9.3 or any comparable provision of any other Credit Document, and (i) other non-cash items, in each case for clauses (c) through (i), to the extent reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a non-extraordinary cash item prepaid in the ordinary course of business in a prior period), and (j) without duplication of any amounts distributed to the Credit Parties and included pursuant to clause (a) of the definition of Consolidated Net Income for such period, the amount of principal repaid in such period under that certain Subordinated Term Loan Agreement, dated as of July 11, 2022, by and between Sands China Ltd. and the Borrower, but not to exceed in the aggregate $1,070,000,000 included in Consolidated Adjusted EBITDA pursuant to this clause (j) for all periods after the Closing Date, (II) less other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest), net of interest income, of the Credit Parties on a consolidated basis with respect to all outstanding Indebtedness of the Credit Parties (other than non-cash interest on Indebtedness that is subordinated in right of payment to the Obligations), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding, however, amortization of debt issuance costs and deferred financing fees including any amounts referred to in Section 2.9 payable to the Administrative Agent or the Lenders, and any fees and expenses payable to the Administrative Agent or the Lenders in connection with this Agreement on or prior to the Closing Date.

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three (3) immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four (4) full Fiscal Quarters most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) or 5.1(b), as applicable. In any period of four consecutive Fiscal Quarters in which a Significant Transaction occurs, the Consolidated Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.4.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Credit Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Credit Party), except to the extent of the amount of dividends or other distributions actually paid to the Credit Parties by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with the Borrower or any other Credit Party or that Person’s assets are acquired by the Borrower or any other Credit Party, (c) any after-tax gains or losses attributable to (i) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of any Credit Party (including pursuant to any permitted sale/leaseback transaction), which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Authorized Officer or the Board of Directors of such Credit Party), (ii) returned surplus assets of any Pension Plan or (iii) the disposition of any Securities or the extinguishment of any Indebtedness of any Person or any of its restricted subsidiaries, (d) dividends or distributions from any Excluded Subsidiary to the Borrower or any other Credit Party which are used to fund their share of any applicable tax payments to be made under any applicable tax sharing agreement, (e) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (f) any net extraordinary gains or net extraordinary losses, (g) (x) any refinancing costs, amortization or charges (including premiums, costs, amortization and charges associated therewith or the transactions contemplated thereby or any permitted refinancing of the Senior Notes or any of the Obligations) and (y) any such costs related to this Agreement, any issuance of Senior Notes and any refinancing of the Existing Credit Agreement and (h) any compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Credit Parties without giving effect to any amortization of the amount of intangible assets since December 31, 2023, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower (exclusive of assets in respect of Investments in Excluded Subsidiaries) as of the last day of the Fiscal Quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, calculated on a pro forma basis after giving effect to any acquisition or disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.

“Consolidated Total Debt” means, as at any date of determination: (i) the aggregate stated balance sheet amount of all Indebtedness of the Credit Parties, determined on a consolidated basis in accordance with GAAP; minus (iii) the aggregate stated balance sheet amount of unrestricted Cash and Cash Equivalents of the Credit Parties determined on a consolidated basis in accordance with GAAP as of such date in an amount not to exceed $1,000,000,000.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit D.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means (a) this Agreement, (b) the Notes, if any, (c) any Incremental Assumption Agreement, (d) subject to the last sentence of Section 2.3(a), any applications for, or reimbursement agreements or other documents or certificates executed by the Borrower in favor of an Issuing Bank relating to the Letters of Credit, and (e) each other agreement signed by the Borrower that expressly states by its terms that it is a Credit Document, except that the term “Credit Document” shall not include any Letter of Credit issued pursuant to this Agreement.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means the Borrower and each Restricted Subsidiary.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily SOFR Loan” means any Loan bearing interest at a rate determined by reference to Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means a condition or event that, after notice or lapse of time or both, without cure or waiver hereunder, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Banks, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, Swing Line Lender, the Administrative Agent or the Issuing Banks in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, any Issuing Bank or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, such Issuing Bank or the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) been appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender pursuant to this definition shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Issuing Bank, Swing Line Lender and each Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disclosures” shall have the meaning provided in Section 4.15.

“Disqualified Lender” means (a) such Person who has been identified to the Administrative Agent in writing by the Borrower prior to the Closing Date or from time to time thereafter, with the consent of the Administrative Agent (such consent, not to be unreasonably withheld, delayed or conditioned), (b) any Competitor that has been identified to the Administrative Agent in writing from time to time and (c) as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates that are identified in writing to the Administrative Agent by the Borrower from time to time or otherwise readily identifiable as such solely by name (it being understood that (A) any additions to the list of Disqualified Lenders following the Closing Date shall not apply retroactively to disqualify any Person that previously acquired an assignment of the Loans or Commitments (but such Person shall be prohibited from obtaining any further assignment of the Loans or Commitments hereunder), (B) any additions to the list of Disqualified Lenders provided by the Borrower following the Closing Date will not become effective for two (2) Business Days after receipt by (or, solely in the case of person or entity referred to in clause (a) that is identified after the Closing Date, of consent from) the Administrative Agent (or such shorter period as agreed to by the Administrative Agent and the Borrower)) and (C) subject to the immediately succeeding sentence of this definition, in no event shall a bona fide debt fund affiliate be disqualified pursuant to clause (c) above. For purposes of the foregoing, a “bona fide debt fund affiliate” of a Competitor is a debt fund, investment vehicle, regulated bank entity or unregulated entity primarily engaged in, or that advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant Competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity. The Administrative Agent is authorized to post the list of Disqualified Lenders for access by all Lenders and prospective assignees and participants in accordance with Section 9.6(b).

“Documentation Agent” means Morgan Stanley Bank, N.A., in its capacity as documentation agent.

“Dollars” and the sign “$” mean the lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender and any Affiliate of any Lender and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); in each case which Person shall not have been denied an approval or a license, or found unsuitable under any applicable gaming laws applicable to Lenders and which, in each case, extends credit or buys loans in the ordinary course of business; provided that “Eligible Assignee” shall not include (A) any Person that owns or operates a casino located in Singapore, Macau, the United Kingdom, the States of Nevada, New Jersey or Massachusetts, or any other jurisdiction in which the Borrower or any of its Subsidiaries has obtained or applied for a Gaming License (or is an Affiliate of such a Person); provided that a passive investment constituting less than 10% of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition, (B) any Person that owns or operates a convention, trade show, conference center or exhibition facility in Singapore, Macau, the United Kingdom, Las Vegas, Nevada or Clark County, Nevada or the States of New Jersey or Massachusetts, or any other jurisdiction in which the Borrower or any of its Subsidiaries owns, operates or is developing a convention, trade show, conference center or exhibition facility (or an Affiliate of such a Person); provided that a passive investment constituting less than 10% of the common stock of any such convention or trade show facility shall not constitute ownership for the purpose of this definition, (C) any union pension; provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Assignee hereunder so long as the manager of such fund is not controlled by a union, (D) any natural person, (E) the Borrower or any Subsidiary of the Borrower, (F) any Defaulting Lender or (G) any Disqualified Lender.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by or before any Governmental Authority (including any claims before Governmental Authorities brought by any other Person) arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any use, storage, presence, generation, transportation, treatment, handling, or Release of or exposure to Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, natural resources or the environment with respect to any Release of or exposure to Hazardous Materials.

“Environmental Laws” means any and all Legal Requirements relating to (a) the protection of the environment, natural resources or human health and safety, or (b) the generation, use, storage, transportation, disposal, treatment, handling, Release of, or exposure to, hazardous materials in any manner applicable to the Borrower or any of its Subsidiaries or any of their Facilities, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Nevada Hazardous Materials law (NRS Chapter 459), the Nevada Solid Waste/Disposal of Garbage or Sewage law (NRS 444.440 to 444.650, inclusive), the Nevada Water Controls/Pollution law (NRS Chapter 445A), the Nevada Air Pollution law (NRS Chapter 445B), the Nevada Cleanup of Discharged Petroleum law (NRS 590.700 to 590.920, inclusive), the Nevada Control of Asbestos law (NRS 618.750 to 618.850), the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.4385, inclusive), the Nevada Artificial Water Body Development Permit law (NRS 502.390), the Nevada Protection of Endangered Species, Endangered Wildlife Permit (NRS 503.585), or the Endangered Flora Permit law (NRS 527.270), each as amended or supplemented, any present or future analogous federal, state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the

Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities pursuant to an Employee Benefit Plan arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a) (2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that would reasonably be likely to result in liability to the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (i) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); or (k) receipt of notice by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (as defined in Section 432 of the Internal Revenue Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means [***].

The Borrower may designate any newly acquired or newly formed Subsidiary of the Borrower to be an Excluded Subsidiary by delivering written notice thereof to the Administrative Agent unless such Subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or owns or holds (or will own or will hold) any Lien on, any property of, the Borrower or any Restricted Subsidiary; provided that (i) the Borrower is in compliance with Section 6.7 both before and immediately after giving effect to such designation, on a pro forma basis, taking into account such designation and (ii) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of any Credit Party.

The Borrower may designate any existing Restricted Subsidiary to be an Excluded Subsidiary by delivering written notice thereof to the Administrative Agent unless such Restricted Subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or owns or holds (or will own or will hold) any Lien on, any property of, the Borrower or any Restricted Subsidiary; provided that each Subsidiary to be so designated does not (upon and after such designation) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of any Credit Party.

The Borrower may designate any Excluded Subsidiary to be a Restricted Subsidiary by delivering written notice thereof to the Administrative Agent; provided that, the Borrower is in compliance with Section 6.7 immediately after giving effect to such designation, on a pro forma basis, taking into account such designation.

Any such designation pursuant to the preceding three paragraphs by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Administrative Agent or such Lender’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Revolving Credit Agreement, dated as of August 9, 2019 (as amended by that certain Amendment No. 1 to Revolving Credit Agreement, dated as of September 23, 2020, as further amended by that certain Amendment No. 2 to Revolving Credit Agreement, dated as of September 3, 2021, as further amended by that certain Amendment No. 3 to Revolving Credit Agreement, dated as of December 7, 2021, as further amended by that certain Amendment No. 4 to Revolving Credit Agreement, dated as of January 30, 2023, as further amended by Amendment No. 5 to Revolving Credit Agreement, dated as of June 30, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among LVSC, as borrower, the issuing banks and lenders from time to time party thereto and Scotiabank, as administrative agent, an issuing bank and swing line lender.

“Existing Letters of Credit” means each letter of credit previously issued under the Existing Credit Agreement that is outstanding on the Closing Date, as set forth on Schedule 1.2.

“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.20(c).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.20(c).

“Extending Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Extension” shall have the meaning assigned to such term in Section 2.20(c).

“Extension Agreement” shall have the meaning assigned to such term in Section 2.20(c).

“Facility” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Credit Parties.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the United States Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief executive officer, chief financial officer, president, treasurer or other Authorized Officer of the Borrower (in such capacity and not individually) that such financial statements fairly present, in all material respects, the financial condition of the Borrower (on a consolidated basis) as at the dates indicated and the results of its operations and cash flows (on a consolidated basis) for the periods indicated, subject to changes resulting from audit or normal period-end adjustments.

“Financial Plan” shall have the meaning provided in Section 5.2(c).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Inc, or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Fitch shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Floor” means 0.00%.

“Former Lender” is defined in Section 9.21(a).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage with respect to Letters of Credit issued by the Issuing Banks other than such Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” means any domestic Subsidiary that (a) is owned directly or indirectly by the Borrower within the meaning of Section 958 of the Internal Revenue Code and (b) has no material assets other than the Equity Interests or Indebtedness of one or more foreign Subsidiaries that are CFCs or FSHCOs, and incidental assets related thereto.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2 and the definition of “Capital Lease”, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Gaming License” means every license, franchise or other authorization to own, lease, operate or otherwise conduct gaming activities.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency, regulatory body, central bank or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws), (b) any oil, petroleum, petroleum fraction or petroleum derived substance, flammable substances or explosives, radioactive materials, pesticides, asbestos-containing materials urea formaldehyde foam insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority, properties or for which liability or standards of conduct are imposed pursuant to Environmental Law.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means any (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange, interest rates or commodities pricing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the annual report on Form 10-K for each of the Fiscal Years ended December 31, 2022, and December 31, 2023, of the Borrower filed with the Securities and Exchange Commission, and (ii) the quarterly report on Form 10-Q for the Fiscal Quarter ended September 30, 2023, of the Borrower filed with the Securities and Exchange Commission.

“Illegality Notice” shall have the meaning provided in Section 2.14(a).

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary which, for the four (4) full Fiscal Quarters most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, (a) holds no more than 10% of the combined tangible assets of the Credit Parties, and (b) generated no more than 10% of the aggregate revenues of the Credit Parties; provided that, (a) the combined tangible assets of all Immaterial Subsidiaries, after eliminating intercompany obligations, shall not exceed 20% of the combined tangible assets of the Credit Parties and (b) the combined revenues of all Immaterial Subsidiaries shall not exceed 20% of the aggregate revenues of the Credit Parties.

“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increased Amount Date” shall have the meaning provided in Section 2.20(a)(i).

“Increased-Cost Lender” shall have the meaning provided in Section 2.19.

“Incremental Amount” means, at any time, an amount equal to the greater of:

(i) the excess (if any) of (a) $1,500,000,000, minus (b) the aggregate amount of all Incremental Revolving Commitments, in each case established after the Closing Date and prior to such time pursuant to Section 2.20 utilizing this clause (i) (other than Incremental Revolving Commitments in respect of Extended Revolving Commitments); and

(ii) any additional amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof (assuming such commitments are fully drawn) and the use of proceeds of the loans thereunder, the Consolidated Leverage Ratio, on a pro forma basis, of the Borrower does not exceed 2.50:1.00; provided that, for purposes of this clause (ii), net cash proceeds of Incremental Revolving Loans incurred at such time shall not be netted against the applicable amount of Consolidated Total Debt for purposes of such calculation of the Consolidated Leverage Ratio.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Revolving Lenders.

“Incremental Revolving Commitment” means the commitment of any Lender, established pursuant to Section 2.20(a).

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” means Revolving Loans made by one or more Revolving Lenders to the Borrower pursuant to an Incremental Revolving Commitment.

“Indebtedness” as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet prepared in accordance with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, in each case, to the extent recorded as a liability on a balance sheet prepared in accordance with GAAP, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, earn-outs or similar obligations, purchase price adjustments, and trade payables and accrued expenses and accruals for payroll and other liabilities incurred in the ordinary course of business

(including, in each case, on an intercompany basis)), (e) all Indebtedness (excluding prepaid interest thereon) of others of any type referred to in this definition secured by any Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby has been assumed by that Person or is nonrecourse to the credit of that Person; provided, however, that the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property or asset encumbered thereby, (f) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another (provided that the amount of any such Indebtedness at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability), and (g) solely for purposes of Section 7.1(b), all net obligations of such Person in respect of any Hedging Agreement. Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at the time such lease is entered into would not be a Capital Lease in accordance with GAAP as in effect prior to the effectiveness of ASC 842; (ii) any indebtedness that has been either satisfied or discharged or defeased pursuant to the terms of the agreement governing any such indebtedness; (iii) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices; (iv) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Borrower; and (v) any obligations under agreements relating to Banking Services, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts (including any Deposit Accounts). The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligations under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning provided in Section 9.3(a).

“Initial Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans hereunder.

“Initial Revolving Loan” means a Revolving Loan made (i) pursuant to the Revolving Commitments in effect on the Closing Date or (ii) pursuant to any Incremental Revolving Commitment on the same terms as the Revolving Loans referred to in clause (i) of this definition.

“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Payment Date, (b) with respect to any Loan that is a SOFR Loan, the last day of each Interest Period applicable to such Loan and (c) with respect to any Loan that is a Daily SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month (or, at the Borrower’s option, three months) after the borrowing date of such Daily SOFR Loan (or, if there is no numerically corresponding day in such month, then the last day of such month) and the date on which such Daily SOFR Loan is repaid or converted in full; provided, however, that in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each Quarterly Payment Date.

“Interest Period” means, in connection with a SOFR Loan, an interest period of one (1), three (3) or six (6) months, as selected by the Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s applicable Revolving Facility Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the expiration of the Availability Period. Notwithstanding the foregoing, for any SOFR Loan made on a day that is not the last Business Day of a calendar month, the Borrower may select an Interest Period that shall commence on the date on which such Loan is made and expire on the last Business Day of such calendar month and thereafter revert to the Interest Period selected in compliance with the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any Equity Interests of any Person, or (c) any direct or indirect loan, advance (other than accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors, and payroll, commission, travel, moving, entertainment and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business, and drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any Investment outstanding at any time (including for purposes of the definition of “Excluded Subsidiary” and Sections 6.3 and 6.7) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less (but not to less than zero) all returns of principal or equity thereon (including dividends, distributions, interest payments and return of capital) or repayments thereof, or other amounts received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment and shall be net of any Investment by such Person in the Borrower or any Restricted Subsidiary. For purposes of the definition of “Excluded Subsidiary”, (a) “Investments” shall include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by the Borrower) of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Excluded Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an “Investment” in an Excluded Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by the Borrower) of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Excluded Subsidiary shall be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the Borrower.

“IRS” means the United States Internal Revenue Service

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit E.

“Issuing Bank” means Scotiabank (through itself or, subject to the Borrower’s and the Administrative Agent’s respective consent rights in each case as specified in this definition, through one of its designated Affiliates or branch offices), together with its permitted successors and assigns, and such additional Persons that have agreed to act as an issuing bank and are approved by the Administrative Agent and the Borrower. Any Issuing Bank may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate.

“Joint Venture” means a Supplier Joint Venture or any other joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture of such Person.

“Legal Requirements” means all applicable and binding laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.

“Lender” means each Person listed on Schedule 1.1, and any other Person that becomes a party hereto pursuant to an Assignment Agreement, an Incremental Assumption Agreement or an Extension Agreement (in each case, other than any such Person that has ceased to be a party hereto pursuant to an Assignment Agreement).

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit, Standby Letters of Credit and demand guarantees, banker’s acceptances or similar documents or instruments, in each case, issued or to be issued by the Issuing Banks for the account of the Credit Parties pursuant to Section 2.3 (and shall be deemed to include all Existing Letters of Credit). Letters of Credit shall be available by sight payment and not by deferred payment, acceptance or negotiation. For the avoidance of doubt, the term Letter of Credit shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an Issuing Bank) that is supported by a Letter of Credit issued by any Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.

“Letter of Credit Sublimit” means the lesser of (i) $150,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not yet reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.3(d)).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan” means a Revolving Loan or a Swing Line Loan, as applicable.

“Loan Facility” means the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there is one (1) Loan Facility (i.e., the Revolving Commitments established on the Closing Date and the extensions of credit thereunder) and thereafter, the term “Loan Facility” may include any other Class of Revolving Commitments and the extensions of credit thereunder.

“LVSC” means Las Vegas Sands Corp., a Nevada corporation.

“Macau” means the Macau Special Administrative Region of the People’s Republic of China.

“Margin Stock” shall have the meaning provided in Regulation U, as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations or financial condition of the Credit Parties, taken as a whole (but excluding a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Excluded Subsidiaries that only has an effect on the Credit Parties and their business and condition by decreasing the value of their direct and indirect Equity Interests in the Excluded Subsidiaries), (b) the material impairment of the ability of the Borrower to perform its payment obligations under this Agreement or (c) a material adverse effect upon the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Issuing Bank or Lender under any Credit Documents.

“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Moody’s shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” shall have the meaning provided in Section 3(37) or 4001(a) (3) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Credit Parties in the form substantially similar to Management’s Discussion & Analysis included in the Borrower’s Form 10-Q or Form 10-K, as applicable, for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Non-Consenting Lender” shall have the meaning provided in Section 2.19.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” means, a Lender that the Borrower or the Administrative Agent has requested to consent to an Extension as permitted by Section 2.20 but does not consent to such Extension with respect to all of its Commitments.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated under the Securities Exchange Act of 1934, as amended.

“Non-Recourse Financing” means Indebtedness incurred in connection with the construction, installation, purchase or lease of personal or real property or equipment (a) as to which the lender upon default may seek recourse or payment against a Credit Party only through the return or foreclosure or sale of the property or equipment so constructed, installed, purchased or leased and to any proceeds of such property and Indebtedness and the related collateral account in which such proceeds are held and (b) may not otherwise assert a valid claim for payment on such Indebtedness against a Credit Party or any other property of a Credit Party, except, in each of the foregoing clauses (a) and (b), (i) in the case of customary or “market standard” non-recourse exceptions, including fraud and environmental indemnities and (ii) the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Non-U.S. Lender” means a Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a Revolving Loan Note or a Swing Line Note or another promissory note evidencing a Loan, as applicable.

“Notice” means a Borrowing Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Administrative Agent or the Lenders under the Credit Documents, whether for principal, interest, premium, if any, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise including interest and fees accruing on the Loans during the pendency of any proceeding of the type described in Section 7.1(f) or (g), whether or not allowed in such proceeding.

“OFAC” shall have the meaning provided in the definition of “Sanctioned Person.”

“Officer’s Certificate” means, as applied to any corporation or other entity, a certificate executed on behalf of such corporation or other entity by any Authorized Officer of such corporation or other entity, manager or member (which shall be executed in such Authorized Officer’s capacity as such officer and not in any individual capacity).

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent and such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, registration, delivery, performance or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Credit Documents (but excluding any Excluded Taxes).

“Participant” shall have the meaning provided in Section 9.6(f)(i).

“Participant Register” shall have the meaning provided in Section 9.6(f)(iv).

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Holders” means Adelson, her Affiliates and the Related Parties.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” shall have the meaning provided in Section 5.2(f).

“Prime Rate” means the rate of interest publicly announced by the Administrative Agent from time to time as its prime commercial lending rate in effect in the United States. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender or Issuing Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of the Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Schedule 9.1, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Principal Property” means the real and tangible property which is owned and operated by the Borrower or any Subsidiary having a gross book value in excess of $300,000,000; provided that no such property will constitute a Principal Property if the Board of Directors of the Borrower has determined in good faith that such property is not of material importance to the total business conducted by the Borrower and its Subsidiaries taken as a whole.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.20(c).

“Pro Rata Share” means with respect to all payments, computations and other matters relating to any Class of Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender with respect to such Class of Revolving Commitments or Revolving Loans by (b) the aggregate Revolving Exposure of all Lenders with respect to such Class of Revolving Commitments or Revolving Loans. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (a) an amount equal to the sum of the Revolving Exposure of that Lender, by (b) an amount equal to the sum of the aggregate Revolving Exposure of all Lenders.

“Projections” means any projections, pro forma financial information or forward-looking statements of the Borrower and its Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower prior to the Closing Date in connection with the transactions contemplated hereby.

“Quarterly Date” means March 31, June 30, September 30 and December 31.

“Quarterly Payment Date” means each April 1, July 1, October 1, and January 1.

“Rating” shall have the meaning provided in the definition of “Applicable Margin”.

“Reclassifiable Item” shall have the meaning provided in Section 1.3(a).

“Refinancing Fees” means with respect to any extension, refinancing, defeasance, renewal, replacement, substitution, refunding, repurchase, repayment or redemption of Indebtedness, or any tender for or call of Indebtedness, any reasonable fees, original issue discount, expenses, premiums, make-whole payments, and accrued and unpaid interest refinanced or paid or incurred in connection therewith.

“Refunded Swing Line Loans” as defined in Section 2.2(b)(iv).

“Register” shall have the meaning provided in Section 2.5(b).

“Regulation FD” means Regulation FD as promulgated by the Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation S-X” means Regulation S-X as promulgated by the Securities and Exchange Commission under the Securities Act as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board of Governors, as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 2.3(d).

“Related Parties” means: (a) Family Members (as defined below); (b) directors of the Borrower and senior management thereof or of any of its Affiliates; (c) any Person who receives an interest in the Borrower from any natural person referenced in clause (a) or (b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any natural person referenced in clause (a), (b) or (c); (e) a trust for the benefit of one or more of the individuals referenced in clause (a), (b) or (c); or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a), (b), (c), (d) or (e). For the purpose of this paragraph, a “Family Member” shall include: (i) Adelson; (ii) any immediate family member or current or former spouse of Adelson; (iii) any heirs, successors, executors, administrators or assigns of any natural person referenced in the preceding clause (i) or (ii); and (iv) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a greater than 50% interest of which consist of Persons referenced in the preceding clause (i), (ii) or (iii).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other close receptables containing any Hazardous Materials).

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender” shall have the meaning provided in Section 2.19.

“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the sum of the aggregate Revolving Exposure of all Lenders; provided that the Loans and Revolving Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than any Excluded Subsidiary.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans pursuant to Section 2.1(a), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.6, and (c) increased (or replaced) as provided under Section 2.20. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1.1, or in the Assignment Agreement or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Commitment (or Incremental Revolving Commitment), as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $1,500,000,000.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of the Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Facility” means the Revolving Commitments of any Class and the extensions of credit made hereunder by the Revolving Lenders of such Class.

“Revolving Facility Maturity Date” means, as the context may require, (a) with respect to the Revolving Commitments in effect on the Closing Date, April 3, 2029 and (b) with respect to any other Classes of Revolving Commitments, the maturity dates specified therefor in the applicable Extension Agreement.

“Revolving Lender” means a Lender (including an Incremental Revolving Lender) with a Revolving Commitment or with outstanding Revolving Loans.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.1(a). Unless the context otherwise requires, the term “Revolving Loans” shall include Extended Revolving Loans.

“Revolving Loan Note” means a promissory note in the form of Exhibit F-1, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, S&P shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (as of the Closing Date, the Crimea regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-governmental controlled areas of Zaporizhzhia and Kherson oblasts of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or the Canadian Global Affairs Department, (b) the Government of Venezuela or any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Person described in the foregoing clauses (a) and (b).

“Sanctions” means any comprehensive economic sanctions or trade embargoes imposed, administered or enforced by (a) the U.S. government, including those administered by OFAC and the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or the Canadian Global Affairs Department.

“Scotiabank” shall have the meaning provided in the preamble hereto.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means the senior unsecured notes issued by the Borrower pursuant to (i) that certain Indenture, dated as of July 31, 2019, by and between the Borrower and U.S. Bank National Association, as trustee; (ii) that certain First Supplemental Indenture, dated as of July 31, 2019, by and between the Borrower and U.S. Bank National Association, as trustee; (iii) that certain Second Supplemental Indenture, dated as of July 31, 2019, by and between the Borrower and U.S. Bank National Association, as trustee; (iv) that certain Third Supplemental Indenture, dated as of July 31, 2019, by and between the Borrower and U.S. Bank National Association, as trustee; and (v) that certain Fourth Supplemental Indenture, dated as of November 25, 2019, by and between the Borrower and U.S. Bank National Association, as trustee.

“Significant Transaction” means (a) the sale or other transfer by a Credit Party to any Person of (i) any of the stock of any of such Credit Party’s direct Subsidiaries, (ii) substantially all of the assets of any division or line of business of a Credit Party or (b) the acquisition by a Credit Party to any Person of (i) the Equity Interests of any Person that results in such Person becoming a Subsidiary of any Credit Party or (ii) substantially all of the assets of any division or line of business of any Person that is not a Subsidiary of a Credit Party immediately prior to the consummation of such transaction, in each case, for aggregate consideration in excess of $100,000,000.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“Solvent” means, with respect to the Credit Parties on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ present assets; (b) the Credit Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date; and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Event of Default” means an Event of Default under clause (a) or, solely with respect to the Borrower, (f) or (g), in each case, of Section 7.1.

“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (a) Indebtedness of the Borrower or a Restricted Subsidiary in respect of industrial revenue or development bonds or financings, (b) workers’ compensation liabilities of the Borrower or a Restricted Subsidiary, (c) the obligations of third party insurers of the Borrower or a Restricted Subsidiary arising by virtue of the laws of any jurisdiction requiring the third party insurers, (d) performance, payment, deposit or surety obligations of the Borrower or a Restricted Subsidiary, in any case, if required by Legal Requirements (including if required by any Governmental Authority or otherwise necessary in order to obtain any permit) or in accordance with custom and practice in the industry and (e) general corporate purposes of the Credit Parties; provided that Standby Letters of Credit may not be issued for the purpose of supporting any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of Bankruptcy Code).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity (excluding any charitable organizations and any other Person that meets the requirements of Section 501(c)(3) of the Internal Revenue Code) of which (a) more than 50% of the total Voting Stock (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or (b) the management is at the time owned or controlled, directly or indirectly, by such Person, in the case of this clause (b), to the extent such entity’s financial results are required to be included in such Person’s consolidated financial statements under GAAP.

“Substitute Lender” is defined in Section 9.21(a).

“Supplier Joint Venture” means any Person that supplies or provides materials or services to a Credit Party or any contractor in a related resort Facility and in which a Credit Party has Investments.

“Swing Line Lender” means Scotiabank, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to the Borrower pursuant to Section 2.2.

“Swing Line Note” means a promissory note in the form of Exhibit F-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $100,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, fees, deductions, assessments, withholdings (including backup withholding) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and the Term SOFR Reference Rate has not been replaced as a benchmark rate pursuant to the terms hereof, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and the Term SOFR Reference Rate has not been replaced as a benchmark rate pursuant to the terms hereof, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day; provided that if Term SOFR as so determined shall ever be less than the Floor (if any), then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion, in consultation with the Borrower).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” shall have the meaning provided in Section 2.19.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Banks for any amount drawn under any Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding Swing Line Loans, and (c) the Letter of Credit Usage.

“Type of Loan” means (a) with respect to Revolving Loans, a Base Rate Loan, a SOFR Loan or a Daily SOFR Loan, and (b) with respect to Swing Line Loans, a Base Rate Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States, its fifty states and the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 2.16(f)(ii)(2)C.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors (or equivalent governing body) of such Person.

“Withdrawal Period” shall have the meaning provided in Section 9.21(b).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. Except as otherwise provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements, to the extent such principles and policies have not changed, or such principles and policies remain in effect at the time of calculation in accordance with the next sentence. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 4.6. For the purposes of this Agreement, “consolidated” with respect to any Person shall mean, unless stated to be otherwise, such Person consolidated with the other Credit Parties and shall not include any Excluded Subsidiary; provided that the parties acknowledge such definition of “consolidated” is not in accordance with GAAP to the extent Excluded Subsidiaries are not consolidated with such Person. Notwithstanding any changes in GAAP, any lease of the Borrower or the Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date without giving effect to the adoption of ASC 842 (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capital Lease under this Agreement or any other Credit Document as a result of ASC 842 or any subsequent changes in GAAP.

1.3 Interpretation, etc.

(a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Schedule or Exhibit shall be to a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof. Unless otherwise expressly provided herein, (i) references to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited hereunder; and (b) references to any Legal Requirement shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Legal Requirement. The terms lease and license shall include sub-lease and sub-license, as applicable. Any reference to a Person party to any document shall include a successor in interest to such Person and such Person’s assigns, unless the succession of such Person or the assignment to such Person is not permitted hereunder and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” All references to “knowledge” of the Borrower or any of its Restricted Subsidiaries means the actual knowledge of an Authorized Officer. For purposes of determining compliance at any time with Sections 6.1, 6.2 and 6.5, in the event that any Indebtedness, Lien or sale/leaseback transaction (or, in each case, a portion thereof), as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections (each of the foregoing, a “Reclassifiable Item”), the Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category. It is understood and agreed that any Indebtedness, Lien or sale/leaseback transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien or sale/leaseback transaction under Sections 6.1, 6.2 or 6.5, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

(b) For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4 Pro Forma Calculations. With respect to any period of four (4) consecutive Fiscal Quarters during which the Borrower or any other Credit Party consummates a Significant Transaction, the Consolidated Leverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Significant Transaction (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within eighteen (18) months following the date such Significant Transaction is consummated; provided that all such adjustments shall be set forth in a reasonably detailed Officer’s Certificate of the Borrower), using, for purposes of making such calculations, the historical consolidated financial statements of the Borrower, reformulated as if such Significant Transaction and other Significant Transactions that have been consummated during the period, had been consummated on the first day of such period.

1.5 Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and, in the absence of its gross negligence or willful misconduct (as determined in a final and non-appealable judgment in a court of competent jurisdiction), shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Scotiabank and its affiliates or other related entities may, in their ordinary course of business, separate from their roles as the Administrative Agent, a Lender, an Issuing Bank or other agent or arranger under the Credit Documents, engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner that, while undertaken in good faith, may be adverse to the Borrower, other than, in each case, to the extent of the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service in the absence of its bad faith, gross negligence or willful misconduct in the selection of any such information source or service (as determined in a final and non-appealable judgment in a court of competent jurisdiction).

1.6 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).

1.8 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12(e) or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Revolving Loans.

(a) Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment under the applicable Class or (ii) the Revolving Exposure of such Class exceeding the total Revolving Commitments of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. All Revolving Loans and all other amounts owed hereunder with respect to the applicable Revolving Loans and the applicable Revolving Commitments shall be paid in full no later than the applicable Revolving Facility Maturity Date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.3(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are SOFR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Whenever Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Borrowing Notice no later than 2:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent hereunder) in the case of a SOFR Loan, and at least one (1) Business Day in advance of the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent hereunder) in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Borrowing Notice for a Revolving Loan that is a SOFR Loan shall be irrevocable on and after the related Periodic Term SOFR Determination Day or Base Rate Term SOFR Determination Day, as applicable, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Borrowing Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by e-mail with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) and, in any event, no later than 4:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Borrowing Notice from the Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower (or its designee) at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower.

2.2 Swing Line Loans.

(a) Swing Line Loans Commitments. Prior to the expiration of the Availability Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed prior to the expiration of the Availability Period. Swing Line Lender’s Revolving Commitment shall expire upon the expiration of the Availability Period and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever the Borrower desires that Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Borrowing Notice no later than 2:00 p.m. (New York City time) on the proposed Credit Date.

(iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from Swing Line Lender to be credited to the account of the Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by the Borrower.

(iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.10, Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Borrowing Notice given by the Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by the Administrative Agent to Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to Swing Line Lender. Borrower hereby authorizes the

Administrative Agent and Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.13.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to this Section 2.2(vi) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when any Fronting Exposure exists unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

2.3 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. Prior to the expiration of the Availability Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided that (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Standby Letter of Credit have an expiration date later than the earlier of (1) the expiration of the Availability Period (unless the Borrower agrees to cash collateralize or provide other credit support for such Standby Letter of Credit, in each case subject to arrangements that are reasonably acceptable to the Issuing Bank prior to such date) and (2) the date which is one (1) year from the date of issuance of such Standby Letter of Credit; and (vi) in no event shall any Commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the expiration of the Availability Period (unless the Borrower agrees to cash collateralize or provide other credit support for such Standby Letter of Credit, in each case subject to arrangements that are reasonably acceptable to the Issuing Bank prior to such date) and (2) the date which is one hundred and eighty (180) days from the date of issuance of such Commercial Letter of Credit or (y) be issued if such Commercial Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion. The Issuing Bank may agree that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any reason or for no reason for any such additional period; provided, that, in the event any Fronting Exposure exists, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage. On the Closing Date, each Existing Letter of Credit will be deemed a Letter of Credit issued hereunder for all purposes of this Agreement without the need for any further action by the Borrower or any other Person. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any applications for, or letter of credit or reimbursement agreements or other agreements, documents or certificates submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 2:00 p.m. (New York City time) at least three (3) Business Days (in the case of Standby Letters of Credit) or five (5) Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. The Issuance Notice shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (iii) the face amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit, (v) the name and address of the beneficiary, and (vi) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided that the Issuing Bank, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Bank to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 a.m. (in the time zone of such office of the Issuing Bank) on such business day. Upon satisfaction or waiver of the conditions set forth in Section 3.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e). The Borrower shall notify the applicable Issuing Bank (and the Administrative Agent, if the Administrative Agent is not such Issuing Bank) prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrower is required to certify in the applicable Issuance Notice is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, the Borrower shall be deemed to have recertified, as of the date of such issuance, as to the matters to which the Borrower is required to certify in the applicable Issuance Notice.

(c) Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence, bad faith or willful misconduct of the Issuing Bank.

(d) Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the second (2nd) Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that, notwithstanding anything herein to the contrary, unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the

Borrower shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to the Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence, bad faith or willful misconduct on the part of the Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Schedule 9.1 or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence, bad faith or willful misconduct of the Issuing Bank under the circumstances in question.

Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is issued by such Issuing Bank (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall be stated therein to apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall be stated therein to apply to each Commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Legal Requirements or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Legal Requirements or practice rules.

(g) Indemnification. Without duplication of any obligation of the Borrower under Section 9.2 or 9.3, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence, bad faith or willful misconduct of the Issuing Bank or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act. This paragraph (g) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, as those are addressed in Section 2.16.

2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. Subject to the other provisions of this Agreement, including Section 9.21, all Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the principal amounts (and stated interest) of the Loans owing to each Lender in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates Scotiabank to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Borrower hereby agrees that, to the extent Scotiabank serves in such capacity, Scotiabank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to the Borrower (through the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered later than two (2) Business Days prior to the Closing Date, promptly after the Borrower’s receipt of such notice (but, in any event, following the Closing Date)) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.

2.6 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans, (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (2) if a SOFR Loan, at Adjusted Term SOFR plus the Applicable Margin; and

(ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any SOFR Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Borrowing Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with SOFR Loans there shall be no more than fifteen Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a SOFR Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, such Loan (if outstanding as a SOFR Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any SOFR Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on the applicable Periodic Term SOFR Determination Day or Base Rate Term SOFR Determination Day, as the case may be, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.6(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of SOFR Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a SOFR Loan, the date of conversion of such Base Rate Loan to such SOFR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made one (1) day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) with respect to Loans, shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iv) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans made ratably by the Lenders with Revolving Commitments, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans made ratably by the Revolving Lenders.

(g) Interest payable pursuant to Section 2.6(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.6(f), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which the Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

2.7 Conversion/Continuation.

(a) Subject to Section 2.14, the Borrower shall have the option:

(i) to convert at any time all or any part of any Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000; provided a SOFR Loan may only be converted on the expiration of the Interest Period applicable to such SOFR Loan unless the Borrower shall pay all amounts due under Section 2.14 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any SOFR Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a SOFR Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a SOFR Loan). A Conversion/Continuation Notice shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and Type of Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a SOFR Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a SOFR Loan, if the Requisite Lenders request in writing, that no Default or Event of Default has occurred and is continuing. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any SOFR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the date on which the related interest rate is determined, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by an Authorized Officer or other Person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this Section 2.7(b), and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

2.8 Default Interest. The principal amount of all overdue principal and, to the extent permitted by applicable law and after giving effect to any applicable notice period, provided therefor, any interest payments thereon or any past due fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Initial Revolving Loans); provided that, in the case of SOFR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such SOFR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for the applicable Base Rate Loan. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.9 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (in each case, pro rata according to the respective Commitments of all such Lenders and, in the case of any Defaulting Lender, subject to the provisions of Section 2.18(a)(iii)) having Revolving Exposure:

(i) commitment fees for each day from and including the Closing Date to but excluding the Revolving Facility Maturity Date equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (B) the Commitment Fee Rate; and

(ii) for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are SOFR Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(b) The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(i) a fronting fee, for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily face value of such Letter of Credit; and

(ii) such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.9(a) and 2.9(b)(i) shall be payable calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Availability Period, commencing on the first such date to occur after the Closing Date.

(d) The Borrower agrees to pay to the Administrative Agent an annual administrative fee in the amount and at the times set forth in the Administrative Agent Fee Letter.

2.10 Voluntary Prepayments/Commitment Reductions and Mandatory Prepayments.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;

(2) with respect to SOFR Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(3) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made without premium or penalty:

(1) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans (or such shorter time as may be agreed to by the Administrative Agent in its sole discretion);

(2) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of SOFR Loans (or such shorter time as may be agreed to by the Administrative Agent in its sole discretion); and

(3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans.

in each case, given to the Administrative Agent or Swing Line Lender, as the case may be, by 2:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice by e-mail or other written transmission or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, unless such notice states that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or otherwise conditioned on the occurrence or non-occurrence of such event. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(b) Voluntary Commitment Terminations and Reductions.

(i) The Borrower may, upon not less than three (3) Business Days’ (or such shorter time as may be agreed to by the Administrative Agent in its sole discretion) prior written or telephonic notice confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such written or telephonic notice by e-mail or other written transmission or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided any such partial reduction of such Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof (unless such notice states that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or otherwise conditioned on the occurrence or non-occurrence of such event). Notwithstanding the foregoing, the Borrower may elect to reduce or terminate any Class of Revolving Commitments (and prepay Revolving Exposure associated therewith) without reducing or terminating Revolving Commitments of any other Class.

(c) Mandatory Prepayments of Revolving Loans and Swing Loans. The Borrower shall from time to time prepay, first, the Swing Line Loans, and, second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

2.11 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.10(a) shall be applied as specified by the Borrower in the applicable notice of prepayment.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Section 2.10(c) shall be applied as follows:

(i) first, to prepay the Swing Line Loans to the full extent thereof;

(ii) second, to prepay the Revolving Loans to the full extent thereof;

(iii) third, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

(iv) fourth, to cash collateralize Letters of Credit.

(c) Application of Prepayments of Loans to Base Rate Loans and SOFR Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to SOFR Loans, in each case, in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.14(b).

2.12 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Lender entitled to receive payments pursuant to Section 2.14 or if any such Lender makes Base Rate Loans in lieu of its Pro Rata Share of any SOFR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) The Administrative Agent may, in its sole discretion, deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment, in which case, any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

2.13 Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest; provided, further, that the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in any payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit to any assignee or participant in any drawing under a Letter of Credit. The Borrower consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14 Making or Maintaining SOFR Loans.

(a) Illegality or Impracticability of SOFR Loans. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14(b). Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.

(b) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall include the certificate described in Section 2.15(c) below), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits or margin) actually incurred by it as a result of: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loan does not occur on a date specified therefor in a Borrowing Notice for borrowing, or a conversion to or continuation of any SOFR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice for conversion or continuation; (ii) if any prepayment of principal or other principal payment of, or any conversion of, any of its SOFR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower (for a reason other than the failure of such Lender to make a Loan).

(c) Booking of SOFR Loans. Any Lender may make, carry or transfer SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender, which in all cases, shall be done without any cost to the Borrower.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event with respect to a then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Borrower or Lenders comprising the Requisite Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes (subject to the Borrower’s consultation rights specified in the definition thereof) from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document other than written notice thereof to the Borrower.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(d)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.14(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as otherwise set forth in this Section 2.14(d) or the definitions of the terms used herein.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for such Benchmark (including a Benchmark Replacement therefor) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

2.15 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include the Issuing Bank for purposes of this Section 2.15(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) subjects such Lender (or its applicable lending office) or the Administrative Agent to any additional Tax (other than (A) Indemnified Taxes and Other Taxes that are indemnified under Section 2.16, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition, cost or expense (other than Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto, in each case, in an amount deemed by such Lender or the Administrative Agent (as applicable) to be material; then, in any such case, following receipt of the certificate described in Section 2.15(c) below, the Borrower shall pay to such Lender or the Administrative Agent such additional amount or amounts as may be necessary to compensate such Lender or the Administrative Agent, as applicable, for any such increased cost or reduction in amounts received or receivable hereunder; provided that the Borrower shall not be liable for such compensation if the relevant Change in Law is publicly announced or occurs on a date prior to the date such Lender or the Administrative Agent, as applicable, becomes a party hereto.

(b) Capital Adequacy Adjustment. If, after the Closing Date, any Lender reasonably determines that any Change in Law, has or would have the effect of reducing the rate of return on such Lender’s (which for the purposes of this Section 2.15(b) shall include any Issuing Bank) or its holding company’s capital or assets as a consequence of such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level materially below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent) and following receipt of the certificate described in Section 2.15(c) below, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for such reduction.

(c) A certificate of the Administrative Agent, a Lender or an Issuing Bank (i) setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate the Administrative Agent, such Lender or such Issuing Bank or its respective holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, or paragraph (a) or (b) of Section 2.14, as applicable, and (ii) including a certification from the Administrative Agent, such Lender or Issuing Bank, as applicable, that such amount or amounts have been reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and are generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to Section 2.14 or this Section 2.15, as applicable, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant) shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay the Administrative Agent, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof. Failure or delay on the part of the Administrative Agent, any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s, such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent, a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Administrative Agent, such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law or event specified in paragraph (a) or (b) of Section 2.14, as applicable, giving rise to such increased costs or reductions and of the Administrative Agent, such Lender’s or such Issuing Bank’s intention to claim compensation therefor pursuant to delivery of a certificate described in this Section 2.15(c); provided further that, if the applicable Change in Law (if any) giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of the Borrower hereunder and under the other Credit Documents shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16(a)) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of the receipt or other evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with the applicable law any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after written demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation (including any specific documents required below in clause (f)(ii) of this Section 2.16) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(1), (f)(ii)(2) and (f)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(ii) Without limiting the generality of the foregoing,

(1) each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) each Non-U.S. Lender shall deliver to the Borrower or the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

A. executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E claiming the benefits of an income tax treaty to which the United States is a party;

B. executed copies of IRS Form W-8ECI;

C. in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1, Exhibit G-2, Exhibit G-3 or Exhibit G-4, as appropriate, to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D. to the extent a Non-U.S. Lender is a partnership or is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-4, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(3) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to any Lender under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(ii)(4), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification is previously delivered or expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower or the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party receives a refund that it determines, in its sole discretion exercised in good faith, is in respect of any Taxes as to which it has been indemnified by the indemnifying party or with respect to which the indemnifying party has paid additional amounts pursuant to Section 2.16(a) it shall within thirty (30) days from the date of such receipt pay over the amount of such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section 2.16 with respect to Taxes giving rise to such refund) net of all reasonable out-of-pocket expenses (including Taxes) of indemnified party and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the indemnifying party, upon request of the indemnified party, agrees to repay the amount paid over to the indemnifying party (plus any penalty, interest or other charges imposed by the relevant taxing authority) to the indemnified party in the event the indemnified party is required to repay such refund. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(g) shall not be construed to require the indemnified party to make available its Tax returns (or other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(i) Issuing Banks and Swing Line Lenders. The term “Lender” for purposes of this Section 2.16, shall include the Issuing Bank and Swing Line Lender.

2.17 Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.17) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become a Lender entitled to receive payments under Section 2.14, 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be a Lender entitled to receive payments pursuant to Section 2.14 and would cause such Lender cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a direct result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Each Lender and the Issuing Bank agree that it will not request compensation under Sections 2.14, 2.15 or 2.16 unless such Lender or Issuing Bank requests compensation from borrowers under other lending arrangements with such Lender or Issuing Bank who are similarly situated.

2.18 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder, third, if so determined by the Administrative Agent or requested by the Issuing Bank, to be held as cash collateral for future funding obligations of that Defaulting Lender to the Issuing Bank hereunder, fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(1) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.9(a)(i) for any period during which that Lender is a Defaulting Lender.

(2) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.9(a)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided cash collateral.

(3) With respect to any such commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the (i) Administrative Agent or (ii) Swing Line Lender or the Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, cash collateralize the Issuing Bank’s Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans / Letters of Credit. So long as any Lender is a Defaulting Lender, (i) Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan, and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.19 Removal or Replacement of a Lender. Notwithstanding anything contained herein to the contrary, in the event that: (a) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is a Lender entitled to receive payments under Section 2.14, 2.15 or 2.16; (b) any Lender shall become a Defaulting Lender; (c) any Lender shall become a Non-Extending Lender, or (d) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of the Requisite Lenders or a majority of the applicable class of Lenders or affected Lenders, as the case may be, shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender, Non-Extending Lender or Non-Consenting Lender (including in its capacity as an Issuing Bank, the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, (x) terminate the applicable Commitments (including Incremental Revolving Commitments and Extended Revolving Commitments) of such Lender, and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under any Loan Facility (or any Class thereof) as the Borrower may elect or (y) replace such Terminated Lender by requiring such Terminated Lender to assign and delegate (and such Terminated Lender hereby irrevocably agrees), without recourse, all of its outstanding Loans, its Revolving Commitments and all of its interests, rights and obligations under this Agreement, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.6 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided (1) on the date of such termination or assignment, as applicable, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (b) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (c) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9; (2) on the date of such termination or assignment, as applicable, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(b), 2.15 or 2.16; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such termination or assignment, as applicable, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender and such assignment (together with any other assignments pursuant to this Section 2.19 or otherwise) will result in the applicable amendment, modification, termination, waiver or consent being approved; provided that the Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or cash collateralized on terms reasonably satisfactory to the applicable Issuing Bank. Any Lender being replaced pursuant to Section 2.19(y) above shall (i) execute and deliver an Assignment Agreement with respect to all of such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment Agreement or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment may be recorded in the Register upon payment to such Lender of the amount required pursuant to clause (1) and (2) of the proviso above and the Notes shall be deemed to be canceled upon such failure to deliver. In connection with any such replacement, if any such Terminated Lender does not execute and deliver to the Administrative Agent a duly executed Assignment Agreement reflecting such replacement on the date on which the assignee Lender executes and delivers such Assignment Agreement to such Terminated Lender, then such Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement without any action on the part of the Terminated Lender. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s sole discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment Agreement or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.20 Incremental Revolving Commitments; Commitment Extensions.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Revolving Commitments (in the form of an increase in the aggregate principal amount of Initial Revolving Commitments) in an amount not to exceed the Incremental Amount at the time such Incremental Revolving Commitments are established from one or more Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Commitments in their own discretion; provided that each Incremental Revolving Lender providing a commitment to make revolving loans shall, to the extent the same would be required for an assignment under Section 9.6, be subject to the approval of the Administrative Agent, the Issuing Bank or Swing Line Lender (which approvals shall not be unreasonably withheld or delayed) unless such Incremental Revolving Lender is a Lender or an Affiliate of a Lender; provided, further, that:

(i) Each such notice shall set forth (i) the amount of the Incremental Revolving Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $100,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent) and (ii) the date on which such Incremental Revolving Commitments are requested to become effective (each such date, an “Increased Amount Date”);

(ii) The Borrower and each Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Revolving Commitments; provided that the terms of each Incremental Revolving Commitment shall be the same as the Initial Revolving Commitments;

(iii) there shall be no obligor in respect of any Incremental Revolving Commitments that is not the Borrower (unless such obligor becomes an obligor with respect to the Obligations substantially concurrently with the incurrence of the applicable Incremental Revolving Commitments);

(iv) before and after giving effect to such Incremental Revolving Commitments, no Default or Event of Default shall have occurred and be continuing on such Increased Amount Date;

(v) before and after giving effect to such Incremental Revolving Commitments, all representations and warranties made by the Borrower in this Agreement shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such Increased Amount Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of said earlier date); provided that any such representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects; and

(vi) the Administrative Agent shall have received customary legal opinions, resolutions and other customary closing certificates and documentation in form and substance reasonably satisfactory to the Administrative Agent in connection with such Incremental Revolving Commitments.

(b) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Revolving Loans in respect of Incremental Revolving Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Loans on a pro rata basis. The Borrower agrees that Section 2.14(c) shall apply to any conversion of SOFR Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.

(c) Notwithstanding anything herein to the contrary, including Section 2.13 (which provisions shall not be applicable to clauses (c) through (e) of this Section 2.20), pursuant to offers made on up to two (2) occasions by the Borrower to all Lenders of any Class of Revolving Commitments, on a pro rata basis (based on the aggregate outstanding Revolving Commitments under such Revolving Facility) and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans or Commitments of such Class to a date that is three hundred sixty four (364) days after the Revolving Facility Maturity Date then in effect and to otherwise modify the terms of such Lender’s Loans or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans or

Commitments or modifying the amortization schedule in respect of such Lender’s Loans). The reference to “on the same terms” in the preceding sentence shall mean that all of the Revolving Commitments of such Revolving Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by an agreement extending an existing Revolving Commitment (such extended Revolving Commitment, an “Extended Revolving Commitment” and the revolving loans thereunder, “Extended Revolving Loans”) (an “Extension Agreement”).

(d) The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Extension Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Revolving Commitments of such Extending Lender. Each Extension Agreement shall specify the terms of the applicable Extended Revolving Commitments; provided that (i) the total of the Commitments and Loans of the Lenders of such Class that have agreed to so extend their Revolving Facility Maturity Date shall be more than 50.0% of the aggregate amount of the Commitments in effect and Loans outstanding of such Class immediately prior to the Revolving Facility Maturity Date then in effect, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such Extension, (iii) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have (x) the same terms as an existing Class of Revolving Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent, (iv) the final maturity date of any Extended Revolving Loans shall be no earlier than the latest Revolving Facility Maturity Date in effect on the date of incurrence and (v) any Extended Revolving Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. If provided in any Extension Agreement with respect to any Extended Revolving Commitments, and with the consent of the Issuing Bank and Swing Line Lender (in each case, not to be unreasonably withheld or delayed), participations in Letters of Credit and Swing Line Loans shall be reallocated to lenders holding such Extended Revolving Commitments in the manner specified in such Extension Agreement, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any Class of Revolving Commitments.

(e) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Commitment and, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Commitments evidenced thereby as provided for in Section 9.5(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower without the consent of any other party hereto and furnished to the other parties hereto.

(f) Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document (including without limitation this Section 2.20), (i) the aggregate amount of Extended Revolving Commitments will not be included in the calculation of the Incremental Amount, (ii) the Extended Revolving Commitments being requested shall be in minimum increments of $5,000,000 and a minimum amount of $100,000,000, or, in each case, such lesser amount approved by the Administrative Agent, (iii) any Extending Lender may extend all or any portion of its Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Revolving Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than as specified in clause (d)(x) above and notice to the Administrative Agent of such Extension and the terms of the Extended Revolving Commitment implemented thereby, (v) all Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the Borrower under this Agreement and the other

Credit Documents, (vi) neither the Issuing Bank nor the Swing Line Lender shall be obligated to issue Letters of Credit or provide Swing Line Loans, as applicable, under such Extended Revolving Commitments unless it shall have consented thereto, and (vii) there shall be no obligor in respect of any such Extended Revolving Commitments other than the Borrower (unless such Person becomes an obligor with respect to the Obligations substantially concurrently therewith).

(g) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(h) Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of Interest Periods with respect to SOFR Loans upon the incurrence of any Incremental Revolving Loans, to the extent the last date of Interest Periods for multiple SOFR Borrowings under the Revolving Facilities fall on the same day, such SOFR Borrowings shall be considered a single SOFR Borrowing and (ii) the initial Interest Period with respect to any SOFR Borrowing of Incremental Revolving Loans may, at the Borrower’s option, be of a duration of a number of Business Days that is less than one (1) month, and Adjusted Term SOFR with respect to such initial Interest Period shall be the same as Adjusted Term SOFR applicable to any then-outstanding SOFR Borrowing as the Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding SOFR Borrowing.

SECTION 3. CONDITIONS PRECEDENT

3.1 Conditions to Effectiveness. The Closing Date and any initial Credit Extension to occur at such time is subject to the satisfaction (or waiver) of the conditions precedent in this Section 3.1. The Administrative Agent shall, upon such conditions precedent being satisfied (or waived as the case may be), promptly confirm such satisfaction (or waiver) in writing to the Lenders and the Borrower, and such notice shall be conclusive and binding:

(a) Executed Agreement. The Administrative Agent (or its counsel) shall have received a counterpart of this Agreement (which may include electronic signatures (e.g., pdf or other electronic image scan or DocuSign or similar secure file)), executed and delivered by a duly authorized signatory of the Borrower and each Lender.

(b) Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed customary legal opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Borrower and (ii) D. Zachary Hudson, Executive Vice President and Global General Counsel of the Borrower.

(c) Closing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of the Borrower, dated the Closing Date, executed by the secretary or an assistant secretary of the Borrower, attaching the documents referred to in Sections 3.1(d) and (e) below and (ii) a certificate of the Borrower, dated the Closing Date, executed by an Authorized Officer of the Borrower, certifying as to the conditions referred to in Sections 3.1(f) and (g) below.

(d) Corporate Proceedings of the Borrower. The Administrative Agent (or its counsel) shall have received a copy of the resolutions of the Board of Directors of the Borrower (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement (and any agreements relating thereto) and (ii) the extensions of credit contemplated hereunder.

(e) Corporate Documents. The Administrative Agent (or its counsel) shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of the Borrower.

(f) Representations and Warranties. All representations and warranties made by the Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided such that any such representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(g) No Default. No Default or Event of Default shall have occurred and be continuing.

(h) Fees. The Administrative Agent shall have received all fees required to be paid on the Closing Date pursuant to the Administrative Agent Fee Letter and the reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise agreed by the Borrower), shall, upon the initial borrowings of the Loans, have been, or will be substantially simultaneously, paid (which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans made on the Closing Date).

(i) PATRIOT Act. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information regarding the Borrower that is required by regulatory authorities in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested in writing of the Borrower by the Administrative Agent or any Lender at least ten (10) days prior to the Closing Date (it being understood and agreed that upon the execution and delivery by such Lender or Issuing Bank of its signature page to this Agreement, the condition set forth in this clause (i) shall be deemed to be satisfied).

(j) Borrowing Notice. If any Loans are to be made or Letters of Credit to be issued on the Closing Date (other than any Existing Letters of Credit), the Administrative Agent shall have received an executed Borrowing Notice or Issuance Notice, as the case may be, in each case signed by an Authorized Officer of the Borrower.

3.2 Conditions to the Making of Loans. The obligation of each Lender to make any Loan and the Issuing Bank to issue a Letter of Credit on any Credit Date following the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:

(a) the Administrative Agent shall have received an executed Borrowing Notice or Issuance Notice, as the case may be, in each case signed by an Authorized Officer of the Borrower; and

(b) as of such Credit Date:

(i) the representations and warranties of the Borrower contained herein (other than Section 4.7, Section 4.8 and Section 4.15) shall be true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that any such representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects; and

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Borrowing Notice or Issuance Notice, as applicable.

3.3 Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. Notwithstanding anything to the contrary in Section 3.1 or Section 3.2, in lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Authorized Officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower represents and warrants to each Lender and the Issuing Bank, on the Closing Date and (to the extent provided in Section 3.2) on each Credit Date, that the following statements are true and correct:

4.1 Organization; Corporate Power; Qualification. The Borrower (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and to borrow and otherwise obtain credit hereunder and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have a Material Adverse Effect.

4.2 Due Authorization. The execution and delivery of the Credit Documents and the performance of the obligations thereunder have been duly authorized by all necessary action on the part of the Borrower.

4.3 No Conflicts. The execution, delivery and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower, (ii) any Organizational Documents of the Borrower, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower, except for any such violations, conflicts, breaches, defaults, approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.4 Governmental Approvals. Execution, delivery and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, in each case, except (a) as set forth on Schedule 4.4 and (b) for any such registration, consent, approval, notice or other action approvals, consents, exemptions, authorizations or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

4.5 Enforceability. Each Credit Document has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.6 Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP (except as noted therein) and fairly present, in all material respects, (i) the consolidated financial position of the Borrower as of the respective date thereof and (ii) the consolidated results of operations and cash flows of the Borrower for the periods covered thereby, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.7 No Material Adverse Change. As of the Closing Date, since December 31, 2023, no event, circumstance or change has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

4.8 Litigation. Except as disclosed on Schedule 4.8, there are no actions, suits, proceedings or hearings (whether administrative, judicial or otherwise) or governmental investigations, at law, in equity or before or by any Governmental Authority, whether pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries as to which there is a reasonable possibility of an adverse determination, that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9 Payment of Taxes. Except as otherwise permitted under Section 5.4, all tax returns and reports of the Borrower required to be filed by it have been timely filed, and all Taxes due and payable have been paid when due and payable, except (x) any Taxes, the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Borrower, or (y) to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower has not received written notification of any proposed material tax assessment against the Borrower or any of its properties, except any assessment that is being actively contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP in the Borrower’s books and records.

4.10 Environmental Compliance. Neither the Borrower nor any of its Restricted Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person or any liability relating to any Environmental Law or any Environmental Claim, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, there are and have been no facts, conditions, circumstances or occurrences which would reasonably be expected to form the basis of an Environmental Claim or liability relating to any Environmental Law against the Borrower or any Restricted Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.11 Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.

4.12 Margin Stock. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulation U or Regulation X.

4.13 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the IRS, any plan participant, or any Employee Benefit Plan or any trust established under Title IV of ERISA (other than with respect to contributions in the ordinary course and the payment of benefits thereunder) has been or is reasonably expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, other than an amount that would not reasonably be expected to have a Material Adverse Effect, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not greater than an amount that would not reasonably be expected to have a Material Adverse Effect. The Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied materially with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.14 Solvency. As of the Closing Date, the Credit Parties are, after giving effect to the transactions contemplated hereby to occur on the Closing Date, Solvent.

4.15 Disclosure. As of the Closing Date, all of the factual written information (other than Projections and pro forma financial information, forward looking information, information of a general economic or industry-specific nature, as to which no representation is made under this subsection) (the “Disclosures”), taken as a whole, furnished by or on behalf of the Borrower in writing to the Administrative Agent, the Issuing Bank or any Lender in connection with the primary syndication of the Commitments provided on the Closing Date (as such Disclosures may have been supplemented or otherwise updated, including by way of any filings made by the Borrower with the SEC) delivered to the Lenders does not (when furnished) contain any untrue statement of a material fact or omitted to state any material fact necessary to make such statement or statements, taken as a whole, not materially misleading in light of the circumstances under which statement or statements were made. With respect to the Projections that have been furnished by the Borrower to any Lenders or the Administrative Agent pursuant to or in connection with this Agreement, the Borrower only represents that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable when prepared (it being understood by the Administrative Agent, the Lenders and the Issuing Banks that (i) the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (ii) the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the projections will be achieved, (iii) actual results may differ from the Projections and such differences may be material, and (iv) such Projections are not a guarantee of future financial performance).

4.16 Compliance With Laws.

(a) Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, employee or agent thereof, is an individual or entity that is, a Sanctioned Person.

(b) The Borrower and each of its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance in all material respects with applicable Anti-Corruption Laws, the Patriot Act and Sanctions, and the Borrower and each of its Subsidiaries has instituted and maintained (or has a parent company that institutes or maintains on its behalf) policies and procedures reasonably designed to promote and achieve compliance with such laws, the Patriot Act and Sanctions in all material respects.

4.17 Intellectual Property. The Borrower and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other person, except to the extent such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other person, except to the extent such infringements, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (i) contingent indemnification or expense reimbursement obligations for which no claim has been made or (ii) any other obligations (including any Obligations) which, by their express terms, are to survive the termination of this Agreement) and cancellation, expiration, or cash collateralization (in accordance with the terms hereof) of all Letters of Credit (other than Letters of Credit that have been cash collateralized, backstopped, replaced or as to which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made), the Borrower shall perform, and, where applicable, shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements. The Borrower will deliver to the Administrative Agent (who will promptly deliver to the Lenders):

(a) Quarterly Financial Statements. Within fifty (50) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs:

(i) the quarterly report on Form 10-Q for such Fiscal Quarter of the Borrower filed with the SEC together with a Financial Officer Certification with respect thereto, and the delivery requirement of this clause (i) shall be deemed satisfied when such report is filed with the SEC; or

(ii) if such quarterly reports are no longer filed with the SEC, the consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and

(iii) in the case of clauses (i) or (ii), the Borrower shall also provide accompanying consolidating information providing the consolidating balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows with respect to the Credit Parties for such period together with a Financial Officer Certification with respect thereto.

(b) Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2024:

(i) the annual report on Form 10-K for such Fiscal Year of the Borrower filed with the SEC together with a Financial Officer Certification with respect thereto and the delivery requirement of this clause (i) shall be deemed satisfied when such report is filed with the SEC; or

(ii) if such annual reports are no longer filed with the SEC, at the Borrower’s option: (A) the consolidated balance sheets of the Borrower as at the end of such Fiscal Year and the related consolidated statements of operations and stockholders’ equity and cash flows of the Borrower for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, or (B) the financial statements of the Borrower and its Subsidiaries provided to any applicable gaming or similar regulatory authority with jurisdiction over the gaming business of the Borrower for such Fiscal Year, in each case, together with a Financial Officer Certification and a Narrative Report with respect thereto; and

(iii) with respect to such financial statements specified in clause (i) or (ii) above, the Borrower shall also provide (A) accompanying consolidating information providing the consolidating balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows with respect to the Credit Parties for such period together with a Financial Officer Certification with respect thereto and (B) a report thereof of Deloitte and Touche LLP or other independent public accounting firm of recognized national standing selected by the Borrower (which report shall be unqualified as to scope of audit and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception) and which shall be prepared in accordance with generally accepted auditing standards.

(c) Compliance Certificate. Together with the delivery of the financial statements pursuant to Sections 5.1(a) and 5.1(b), (i) a duly executed and completed Officer’s Certificate of the Borrower stating that the signer, on behalf of Borrower, reviewed the terms of this Agreement and made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Credit Parties during the accounting period covered by such financial statements and that the signer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature and period of existence thereof and what action, if any, the Borrower has taken, is taking and proposes to take with respect thereto; and (ii) a duly executed and completed Compliance Certificate demonstrating in reasonable detail the Consolidated Leverage Ratio.

Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet; or (b) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative

Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender that requests the Borrower to deliver such paper copies, and (ii) the Borrower shall notify the Administrative Agent for further notification to each Lender (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

5.2 Notices.

(a) Notice of Default. Promptly upon any officer of the Borrower obtaining knowledge thereof, the Borrower shall notify the Administrative Agent of the occurrence of (i) any Default or Event of Default or (ii) any event or change that has caused or would reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect, and, in each case, such notice shall be accompanied by an Officer’s Certificate specifying the material details of such occurrence and stating what action, if any, the Borrower has taken, is taking and proposes to take with respect thereto; provided that any such request shall not entitle the Administrative Agent or any Lender to receive documents or information, and neither shall the Borrower nor any of its Subsidiaries be required to disclose, provide or deliver, any documents or information (x) that would, or would reasonably be expected to, result in a loss of attorney-client privilege or consists of attorney work product, (y) that would, or would reasonably be expected to, result in disclosure of any information related to the equityholders of the Borrower or the arrangements among such equityholders or other sensitive or proprietary information related to the business of the Borrower (including non-financial trade secrets and non-financial proprietary information) or (z) to the extent the disclosure thereof would, or would reasonably be expected to, violate any Legal Requirements applicable to, or any confidentiality obligation binding on, the Borrower, its Subsidiaries or their respective Affiliates.

(b) Notice of Litigation. Promptly upon any officer of the Borrower obtaining knowledge thereof, the Borrower shall notify the Administrative Agent of the occurrence of (i) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Borrower, or any property of the Borrower (collectively, “Proceedings”) not previously disclosed in writing by the Borrower to the Administrative Agent or the Lenders or (ii) any material development in any Proceeding that, in any case which has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Financial Plan. As soon as practicable and in any event no later than sixty (60) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Credit Parties for such Fiscal Year, together with assumptions on which such forecasts are based;

(d) Certain Notices. Promptly upon receipt, copies of all material notices provided to the Borrower by any applicable gaming or similar regulatory authority with jurisdiction over the gaming business of the Borrower in any jurisdiction (or future jurisdictions) that the Borrower may conduct business in.

(e) Other Information. With reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested in writing by any Lender (through the Administrative Agent); provided that any such request shall not entitle the Administrative Agent or any Lender to receive documents or information, and neither the Borrower nor any of its Subsidiaries shall be required to disclose, provide or deliver, any documents or information (x)

that would, or would reasonably be expected to, result in a loss of attorney-client privilege or consists of attorney work product, (y) that would, or would reasonably be expected to, result in disclosure of any information related to the equityholders of the Borrower or the arrangements among such equityholders or other sensitive or proprietary information related to the business of the Borrower (including non-financial trade secrets and non-financial proprietary information) or (z) to the extent the disclosure thereof would, or would reasonably be expected to, violate any Legal Requirements applicable to, or any confidentiality obligation binding on, the Borrower, its Subsidiaries or their respective Affiliates; and

(f) Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries or its securities) and, if documents or notices required to be delivered pursuant to this Section 5.2 or otherwise are being distributed through SyndTrak or another substantially equivalent website (the “Platform”), any document or notice that the Borrower has indicated contains material Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders; provided that the Borrower shall have no obligation to mark any such materials as having Non-Public Information. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.2 contains material Non-Public Information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries or its securities.

Notwithstanding the foregoing, the obligations in this Section 5.2 may be satisfied by furnishing the Borrower’s Form 10-K, Form 10-Q or Form 8-K, as applicable, filed with the SEC.

5.3 Existence. Except as otherwise permitted under Section 6.5 or in connection with a sale leaseback arrangement permitted under Section 6.5, the Borrower will, and will cause each of its Restricted Subsidiaries to, at all times:

(a) preserve and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, except (other than with respect to the Borrower) to the extent the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(b) take all reasonable action to maintain all rights, franchises, licenses and permits material to its business necessary in the normal conduct of its business, except (other than with respect to the Borrower) to the extent the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Payment of Taxes and Claims. Each Credit Party will, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, in each case, as required to be paid under applicable law; provided that no such Tax or claim need be paid if (i) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve as shall be required in accordance with GAAP shall have been made therefor or (ii) the failure to pay or discharge the same would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Books and Records; Inspections. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in accordance with, and to the extent required by, GAAP (or, if applicable, such other non-GAAP accounting standard). Each Credit Party will permit authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party once per calendar year (unless an Event of Default has occurred and is continuing, in which case such authorized representative of any Lender shall have the right to such visitation and inspection as often as may reasonably be requested, as coordinated by the Administrative Agent in a manner intended to not unreasonably disrupt normal business operations), to inspect, copy and take extracts from its and their financial and accounting records (to be used subject to customary confidentiality restrictions and to the extent permitted by law), and to discuss its and their affairs, finances and accounts with its and their relevant senior officers and independent public accountants, if reasonably requested by the Administrative Agent (provided that (x) any designated representatives of Borrower may, if they so choose, be present at or participate in such discussion, and (y) such Credit Party shall have received reasonable advance notice thereof and a reasonable opportunity to participate in such discussion (and, if participation is elected, such Credit Party participated)), all upon reasonable notice and at such reasonable times during normal business hours as is mutually agreed; provided that any such request shall not entitle the Administrative Agent or any Lender to receive documents or information, and neither shall the Borrower nor any of its Subsidiaries will be required to disclose, provide or deliver, any documents or information (x) that would, or would reasonably be expected to, result in a loss of attorney-client privilege or consists of attorney work product, (y) that would, or would reasonably be expected to, result in disclosure of any information related to the equityholders of the Borrower or the arrangements among such equityholders or other sensitive or proprietary information related to the business of the Borrower (including non-financial trade secrets and non-financial proprietary information) or (z) to the extent the disclosure thereof would, or would reasonably be expected to, violate any Legal Requirements applicable to, or any confidentiality obligation binding on, the Borrower, its Subsidiaries or their respective Affiliates.

5.6 Compliance with Laws.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) applicable to it or to its business or property, including all applicable Anti-Corruption Laws and applicable Sanctions, in each case, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim and discharge any obligations it may have to any Person against the Borrower or any of its Restricted Subsidiaries thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.7 Use of Proceeds. The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit shall be applied by the Borrower (a) for working capital and general corporate purposes of the Borrower and its Affiliates (including, replace or refinancing of any then existing Indebtedness), (b) to finance fees and expenses incurred in connection with this Agreement and the other Credit Documents and (c) for any other purposes not prohibited by the Credit Documents. No portion of the proceeds of any Credit Extension shall be used directly or, to the knowledge of the Borrower, indirectly, in any manner that would constitute a violation of Regulation U or Regulation X.

SECTION 6. NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (i) contingent indemnification or expense reimbursement obligations for which no claim has been made or (ii) any other obligations (including any Obligations) which, by their express terms, are to survive the termination of this Agreement) and cancellation, expiration, or cash collateralization (in accordance with the terms hereof) of all Letters of Credit (other than Letters of Credit that have been cash collateralized, backstopped, replaced or as to which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made), the Borrower shall perform all covenants in this Section 6.

6.1 Limitation on Indebtedness of Restricted Subsidiaries. The Borrower shall not permit any Restricted Subsidiary from creating, incurring, assuming or guaranteeing, or otherwise becoming or remaining directly or indirectly liable with respect to any Indebtedness, except:

(a) (i) Indebtedness existing on the Closing Date in an aggregate principal amount for all such Indebtedness of less than $25,000,000 and (ii) other Indebtedness existing on the Closing Date and set forth on Schedule 6.1 and, in each case, amendment, modification, extension, refinancing, renewal or replacement of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such principal amount has been permanently reduced following the Closing Date) (plus Refinancing Fees);

(b) Indebtedness of any Restricted Subsidiary issued and owing to the Borrower or to any other Restricted Subsidiary;

(c) to the extent that such incurrence does not result in the incurrence by any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness of any Restricted Subsidiary incurred solely in respect of performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements, surety and similar bonds, statutory claims of lessors, licensees, contractors, franchisees or customers, bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding; provided that such Indebtedness was incurred in the ordinary course of business of such Restricted Subsidiary;

(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom (other than any Default or Event of Default that would be cured by the incurrence thereof) on the date of incurrence thereof, any Restricted Subsidiary may become and remain liable with respect to Indebtedness; provided that, at the time of incurrence, the aggregate principal amount of Indebtedness permitted under this clause (d) shall not exceed $250,000,000 at any one time outstanding;

(e) Indebtedness incurred in the ordinary course of business arising from any agreement entered into by any Restricted Subsidiary providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an asset sale;

(f) to the extent they constitute Indebtedness, obligations under Hedging Agreements that are incurred (i) with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (ii) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (iii) for the purpose of fixing or hedging commodities risk in connection with commodities to which a Restricted Subsidiary has actual exposure and not for speculative purposes; and

(g) Indebtedness incurred in connection with a transaction permitted by Section 6.6.

6.2 Limitation on Liens. The Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Credit Party, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except:

(a) Liens for Taxes, assessments or governmental claims if obligations with respect thereto are not yet due or payable or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(b) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case, incurred in the ordinary course of business or in connection with the development, construction or operation of any Facility (i) for amounts not yet overdue, (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or (iii) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which the Borrower has obtained a title insurance endorsement insuring against losses arising therewith or the Borrower has bonded such Lien within a reasonable time after becoming aware of the existence thereof;

(c) Liens incurred or pledges or deposits made (A) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws or regulations or other public statutory obligations, (B) in respect of bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, or (C) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the development, construction or operation of any Facility (i) for amounts not yet overdue, (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, or (iii) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which the Borrower has obtained a title insurance endorsement insuring against losses arising therewith or the Borrower has bonded such Lien within a reasonable time after becoming aware of the existence thereof;

(d) easements, rights-of-way, navigational servitudes, restrictions, encroachments, and other defects or irregularities in title, which do not and will not interfere in any material respect with the ordinary conduct of the business of the Credit Parties;

(e) leases or subleases granted to third parties in accordance with any applicable terms of this Agreement and not interfering in any material respect with the ordinary conduct of the business of the Credit Parties and any leasehold mortgage in favor of a party financing the lessee under any such lease; provided that no Credit Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing (except to the extent permitted under Section 6.1);

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or other law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, copyrights, trademarks and other intellectual property rights granted by Credit Parties in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Credit Party;

(l) Liens in effect on the Closing Date described in Schedule 6.2;

(m) (i) Liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any Tax or other governmental charge, or deposits with a Governmental Authority entitling any Credit Party to maintain self-insurance or to participate in other specified insurance arrangements, or (ii) any attachment or judgment Lien not constituting an Event of Default under Section 7.1(i);

(n) Liens on property of a Person existing at the time such Person became a Credit Party, is merged into or consolidated with or into, or wound up into, the Borrower or any other Credit Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with the Borrower or such other Credit Party;

(o) Liens on property existing at the time of acquisition thereof by the Borrower or any other Credit Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired;

(p) (i) Liens incurred on cash deposits and Cash Equivalents in connection with Hedging Agreements, or (ii) restrictions in any Hedging Agreement or any agreement related to Banking Services;

(q) Liens that are contractual rights of set-off;

(r) Liens in connection with any defeasance of the Senior Notes, Liens in favor of a trustee on behalf of holders of Senior Notes on any amounts held in a defeasance account pursuant to a defeasance trust agreement and any proceeds held in such account for the benefit of the holders of such Senior Notes;

(s) Liens created in the ordinary course of business in favor of any bank or other financial institution over the credit balance of any bank account of any Credit Party held at such bank or financial institution, as the case may be;

(t) Liens incurred in connection with a transaction entered into in accordance with Section 6.6; and

(u) other Liens securing Indebtedness and other obligations in an aggregate principal outstanding amount (when taken together, without duplication, with the aggregate principal outstanding amount of all Attributable Debt in respect of any sale and leaseback arrangement entered into pursuant to Section 6.5(c)) not to exceed an amount equal to (x) the greater of (i) 15% of Consolidated Total Assets and (ii) $1,000,000,000 minus (y) the aggregate principal outstanding amount of Indebtedness of all Restricted Subsidiaries incurred or issued pursuant to Section 6.1(d).

For purposes of determining compliance with this Section 6.2, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in clauses (a) through (u) of this Section 6.2 but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in clauses (a) through (u) of this Section 6.2, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses; provided that all Liens granted on the Closing Date in respect of clause (a) hereof shall at all times be deemed to have been incurred pursuant to clause (a) hereof In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

6.3 Consolidated Leverage Ratio. The Borrower shall not permit its Consolidated Leverage Ratio to be greater than 4.00:1.00 as of the last day of any Fiscal Quarter.

6.4 Fundamental Changes. The Borrower shall not enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, whether now owned or hereafter acquired, to any Person except:

(a)

(i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person; and

(ii) if (x) the resulting, surviving or transferee Person expressly assumes in writing all the Borrower’s Obligations, pursuant to documentation reasonably satisfactory to the Administrative Agent, and provides to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and the Beneficial Ownership Regulation, reasonably requested by the Administrative Agent in writing (or any Lender, through the Administrative Agent) and (y) immediately after giving effect to such transaction, no Default or Event of Default exists or would result therefrom.

6.5 Limitation on Sale and Leaseback Arrangements. The Borrower shall not, and shall not permit any other Credit Party to, enter into any arrangement with any Person to lease a Principal Property (except for any arrangements that exist on the Closing Date or that exist at the time any Person that owns a Principal Property becomes a Subsidiary) which has been or is to be sold by the Borrower or any Subsidiary to such Person, except:

(a) sale and leaseback arrangements involving a lease for a term of not more than three (3) years;

(b) sale and leaseback arrangements entered into between or among the Borrower and its Subsidiaries;

(c) any sale and leaseback arrangements; provided that, the aggregate principal outstanding amount of Attributable Debt in respect of any sale and leaseback arrangements entered into pursuant to this Section 6.5(c) (when taken together, without duplication, with the principal outstanding amount of Indebtedness and other obligations of all Credit Parties secured by Liens pursuant to Section 6.2(u)) shall not exceed an amount equal to (x) the greater of (i) 15% of Consolidated Total Assets and (ii) $1,000,000,000 minus (y) the aggregate principal outstanding amount of Indebtedness of all Restricted Subsidiaries incurred or issued pursuant to Section 6.1(d);

(d) any sale and leaseback arrangements where the lease payment is created in connection with a project financed with, and such obligation constitutes, a Non-Recourse Financing;

(e) sale and leaseback arrangements where the proceeds of such sale and leaseback arrangement are at least equal to the fair market value (as determined by an Authorized Officer of the Borrower or the Borrower’s Board of Directors in good faith) of the Principal Property and the Borrower applies, within one hundred eighty (180) days after such sale, an amount equal to the greater of the net proceeds of such sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term Indebtedness that is not subordinated to this Agreement and that is Indebtedness of the Borrower or a Restricted Subsidiary, or (ii) the purchase, construction, improvement, expansion or development of other comparable property; and

(f) sale and leaseback arrangements entered into within one hundred eighty (180) days after the initial acquisition of the Principal Property subject to such sale and leaseback arrangement.

6.6 Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credits (A) in furtherance of an offer, payments, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of applicable Sanctions, or (C) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

6.7 Investments. The Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, make any Investment in any Excluded Subsidiary, except that the Borrower or any Credit Party may make any such Investments so long as (x) no Event of Default has occurred or is continuing and (y) at the time any such Investment is made, the Borrower is in compliance with the financial covenant set forth in Section 6.3, on a pro forma basis, immediately after giving effect to such Investment.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. Any one of the following conditions or events shall constitute an Event of Default (an “Event of Default”):

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due, any installment of principal of any Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; (ii) when due, any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder when due and payable and such default continues for five (5) Business Days; or

(b) Default in Other Agreements. (i) Failure by the Borrower or any other Credit Party (other than an Immaterial Subsidiary) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1), with an aggregate outstanding principal amount of $250,000,000 or more in each case, beyond the applicable notice period or grace period, if any, provided therefor; or (ii) default by the Borrower or any other Credit Party (other than an Immaterial Subsidiary) with respect to any other material term of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1), with an aggregate principal amount of $250,000,000 or more in each case, beyond the applicable notice period or grace period, if any, provided therefor, if the effect of such default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or mandatorily redeemable) prior to its stated or scheduled maturity; or

(c) Breach of Certain Covenants. Failure of the Borrower to comply with any covenant, term or condition contained in Section 5.2(a), Section 5.3 (with respect to the Borrower’s existence) or Section 6; or

(d) Breach of Representations, etc. Any representation or warranty made or deemed made by the Borrower in any Credit Document or in any statement or certificate at any time given by the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. The Borrower shall fail to perform or comply with any other agreements contained herein or in any of the other Credit Documents (other than as specified in clause (a), (c) or (d) of this Section 7), and such default shall not have been remedied or waived within thirty (30) days after receipt by the Borrower of written notice from the Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any other Credit Party (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any other Credit Party (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any other Credit Party (other than an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any other Credit Party (other than an Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any other Credit Party (other than an Immaterial Subsidiary), and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. The Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or

(h) Inability to Pay Debts. The Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or

(i) Judgments. Failure by the Borrower or any other Credit Party (other than an Immaterial Subsidiary) to pay final judgements, in an aggregate amount in excess of $250,000,000 (to the extent not adequately covered by indemnity from a third party as to which the indemnifying party has not denied its indemnification obligations, self-insurance (if applicable) or insurance as to which the relevant third party insurance company has not denied coverage), which judgments remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days after the judgment becomes final; or

(j) Dissolution. Any order, judgment or decree shall be entered against any Credit Party (other than an Immaterial Subsidiary) decreeing the dissolution or split of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(k) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect; or (ii) a Lien or security interest under Section 430(k) of the Internal Revenue Code or under ERISA shall be imposed on the assets of the Borrower or any of its ERISA Affiliates which Lien or security interest would reasonably be expected to have a Material Adverse Effect; or

(l) Change of Control. A Change of Control shall occur;

then, (1) upon the occurrence of any Event of Default described in clause (f), (g) or (j) (solely with respect to the Borrower), automatically, and (2) if any other Event of Default shall then be continuing, the Administrative Agent shall, at the written request of (or with the consent of) the Requisite Lenders, and upon written notice to the Borrower, take any or all of the following actions: (A) declare the Revolving Commitments terminated, whereupon the Revolving Commitments, if any, of each Lender and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; and (B) each of the following shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower: (i) the unpaid principal amount of and accrued interest on the Loans, (ii) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (iii) all other Obligations; provided the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(e). Any amounts in respect of obligations described in clause (A) of the Issuing Bank to issue any Letter of Credit, when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent.

Notwithstanding anything contained in the preceding paragraph, if at any time within sixty (60) days after an acceleration of the Loans pursuant to clause (B) of such paragraph, the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Default (other than non-payment of the principal of and accrued interest on the Loans, in each case, which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.5, then Requisite Lenders, by written notice to the Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision that may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit the Borrower (except as may be set forth in any notice, agreement or other document rescinding or annulling such acceleration and its consequences), and such provisions shall not at any time be construed so as to grant the Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude the Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Credit Documents, even if the conditions set forth in this paragraph are met.

7.2 Application of Funds. After the exercise of remedies as provided in Section 7.1 (or after the Commitments have been automatically cancelled and the Loans and all other amounts have automatically become due and payable), any amounts received by the Administrative Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on Loans ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent obligations not yet due and payable), to the Borrower or as otherwise required by law.

SECTION 8. ADMINISTRATIVE AGENT

8.1 Appointment of Administrative Agent. Scotiabank is hereby appointed as Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Scotiabank to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 (other than Section 8.7) are solely for the benefit of the Administrative Agent and the Lenders and, except as set forth in Section 8.7, the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

8.2 Powers and Duties.

(a) Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. The Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

(b) Without limiting the generality of the foregoing, the Lenders hereby expressly irrevocably authorize (i) the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which the Administrative Agent is a party and (ii) the Administrative Agent to execute and deliver, and to perform its obligations under, any and all documents (including releases, payoff letters and similar documents, and other effectuating or evidencing documents, certificates, agreements or instruments) with respect to the termination of this Agreement and discharge of the Obligations, in each case, on the date of termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Credit Document, as contemplated by and in accordance with the provisions of this Agreement and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders (including in its capacities as a Lender and Issuing Bank (if applicable)).

8.3 General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any Lender to the Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by the Administrative Agent’s gross negligence, bad faith or willful misconduct. Except as otherwise set forth in this Agreement, the Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower or other Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.3 and of Section 8.6 shall apply to any of the Affiliates of the Administrative Agent and shall apply to their respective activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.3 and of Section 8.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such subagent shall only have obligations to the Administrative Agent and not to the Borrower or any Lender or any other Person, and neither the Borrower nor any Lender nor any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent (but this clause (iii) shall not affect the rights of the Borrower against the Administrative Agent with respect to the actions of such sub-agent).

8.4 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower. Neither the Administrative Agent nor any Arranger shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, Issuing Bank and Swing Line Lender, by delivering its signature page to this Agreement or an Assignment Agreement and making available its Initial Revolving Commitment on the Closing Date, the effective date of the applicable Incremental Revolving Commitment or the effective date of the applicable Assignment Agreement, as applicable, or by the funding of any Revolving Loan or Swing Line Loan or the issuance of any Letter of Credit, as applicable, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, Lenders or any other Person on the Closing Date, the effective date of the applicable Incremental Revolving Commitment or the effective date of the applicable Assignment Agreement, or as of the date of funding of such Loan or the issuance of such Letter of Credit.

8.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share at the time any claim therefor is made, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent shall not have been reimbursed by the Borrower (but without limiting or otherwise affecting the Borrower’s reimbursement obligations), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7 Successor Administrative Agent and Swing Line Lender. The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Requisite Lenders. Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, upon five (5) Business Days’ written notice to the Borrower (during which five (5) Business Day period, the Borrower shall have the right to object to such appointment) subject, so long as no Specified Event of Default has occurred and is continuing, to Borrower consent (such consent not to be unreasonably withheld or delayed), to appoint a Lender as a successor Administrative Agent. If not objected to by the Borrower within such five (5) Business Day period, upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder and under the other Credit Documents. Any resignation or removal of Scotiabank or its successor as Administrative Agent pursuant to this Section 8.7 shall also constitute the resignation or removal of Scotiabank or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section 8.7 shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event, (a) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (c) the Borrower shall issue, if so requested by successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

8.8 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 8.8 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Credit. The term “Lender” for purposes of this Section 8.8 shall include the Issuing Banks and Swing Line Lender.

8.9 No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers nor the Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 9. MISCELLANEOUS

9.1 Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to the Borrower, the Administrative Agent, each Issuing Bank, Swing Line Lender or the Lenders, shall be sent to such Person’s address as set forth on Schedule 9.1 or in the Assignment Agreement pursuant to which a Lender becomes a party hereto or, in any case, as otherwise indicated to the other parties hereto by notice to the Administrative Agent (and, in the case of a Person other than the Borrower, the Borrower) in writing. Except as otherwise set forth in Section 9.1(b) below, each notice hereunder shall be in writing and may be personally served or sent by e-mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof (provided that if such personal service is not received during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient), or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided no notice to the Administrative Agent shall be effective until received by the Administrative Agent; provided, further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 8.3(c) as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent (or, if delivered outside of recipient’s customary business hours, at the opening of business on the next Business Day), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) The Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent or any of its officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the approved electronic communications, except to the extent caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent or its Agent Affiliates. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the approved electronic communications.

(iv) The Borrower, each Lender, each Issuing Bank and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

9.2 Expenses. The Borrower agrees to pay promptly, following receipt of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request, (a) all the documented actual and reasonable out-of-pocket costs and expenses of the Administrative Agent and Lenders incurred in connection with the preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto (limited to (i) one primary counsel for the Administrative Agent and Lenders as a group, (ii) one local counsel in each appropriate jurisdiction for the Administrative Agent and Lenders as a group); (b) without duplication of clause (a) above, the documented, actual and reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all other documented actual and reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (d) after the occurrence of a Default or an Event of Default, all documented costs and documented expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Administrative Agent and Lenders in enforcing any Obligations or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3 Indemnity.

(a) The Borrower agrees to indemnify and hold harmless the Administrative Agent and Lender, their affiliates and their respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, including any liabilities relating to any Environmental Laws and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnitee may become subject arising out of or in connection with this Agreement and the other Credit Documents or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of the Borrower’s Affiliates), and to reimburse each such Indemnitee upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted (x) from the willful misconduct, bad faith or gross negligence of such Indemnitee (or of the affiliates, officers, directors, employees, agents, advisors, controlling persons and members of such Indemnitee), or (y) from the material breach of such Indemnitee’s obligations hereunder or under the other Credit Documents; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one (1) separate firm of attorneys at any time for all Indemnitees, except to the extent that local counsel (limited to one (1) separate firm of attorneys in each separate jurisdiction (which may be a single firm of attorneys acting in multiple jurisdictions) or a single firm of attorneys acting as special gaming counsel for all Indemnitees, in each case, in addition to regular counsel, are required in order to effectively defend against such action or proceeding and, in the case of an actual or perceived conflict of interest, in each case, a separate firm of attorneys for each group of similarly situated such affected Indemnitees). Notwithstanding any other provision of this Agreement, no party to this Agreement or Indemnitee shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to any of the foregoing; provided that the foregoing sentence shall not in any way limit or impair the Borrower’s obligations to indemnify any Indemnitee pursuant to the provisions of this Section 9.3 in connection with claims made by third-parties for indirect, punitive or consequential damages to the extent such Indemnitee is otherwise entitled to indemnification pursuant to this Section 9.3.

(b) The Borrower shall be required to indemnify any Indemnitee for any amount paid or payable by any Indemnitee in the settlement of any action, proceeding or investigation with the Borrower’s prior written consent, which consent will not be unreasonably withheld or delayed; provided, however, that the Borrower’s indemnification obligation in respect of such action, proceeding or investigation herein (other than such settlement payments made without the Borrower’s consent) shall continue in full force and effect. Promptly after receipt by any Indemnitee of notice of its involvement in any action, proceeding or investigation, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against the Borrower under this Section 9.3, notify the Borrower in writing of such involvement. Failure by an Indemnitee to so notify the Borrower shall relieve the Borrower from the obligation to indemnify such Indemnitee under this Section 9.3 only to the extent that the Borrower suffers material prejudice to substantial rights and defenses as a result of such failure.

(c) If any person is entitled to indemnification under this Section 9.3 with respect to any action or proceeding brought by a third party, the Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to such Indemnitee. Upon assumption by the Borrower of the defense of any such action or proceeding, such Indemnitee shall have the right to participate in such action or proceeding and to retain its own counsel, but the Borrower shall not be liable for any fees and legal expenses of other counsel or the fees or disbursements of other providers of professional services subsequently incurred by such Indemnitee in connection with the defense thereof unless (i) the Borrower has agreed to pay such reasonable and documented out-of-pocket fees and expenses, (ii) the Borrower failed to employ counsel reasonably satisfactory to such Indemnitee in a timely manner, or (iii) such Indemnitee shall have been advised by counsel that there are actual or potential conflicting interests between the Borrower and such Indemnitee or among Indemnitees, including situations in which there are one or more legal defenses available to such Indemnitees that are different from or additional to those available to the Borrower or other Indemnitees; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one (1) separate firm of attorneys at any time for all Indemnitees, except to the extent that local counsel (limited to one (1) separate firm of attorneys in each separate jurisdiction (which may be a single firm of attorneys acting in multiple jurisdictions) or a single firm of attorneys acting as special gaming counsel for all Indemnitees, in each case, in addition to regular counsel, are required in order to effectively defend against such action or proceeding and, except in the case of clause (iii) above, a separate firm of attorneys for each group of similarly situated such affected Indemnitees). The Borrower shall not consent to the terms of any compromise or settlement of any action defended by the Borrower in accordance with the foregoing without the prior written consent of each applicable Indemnitee unless such compromise or settlement (i) includes an unconditional release of each such Indemnitee from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of each such Indemnitee.

(d) All amounts due under this Section 9.3 shall be payable by the Borrower promptly following receipt by the Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

9.4 Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by the Borrower at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Borrower or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (A) such Lender shall have made any demand hereunder or (B) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

9.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Except as expressly set forth in this Agreement or the applicable Credit Document, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless in writing signed by (x) the Borrower and the Requisite Lenders or (y) the Borrower and the Administrative Agent with the consent of the Requisite Lenders (in each case, except to the extent not required under clause (d) or clause (e) below); provided that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Credit Documents to cure any ambiguity, omission, mutual mistake among all parties hereto, defect or inconsistency and, if such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank, any such amendment shall become automatically effective five (5) Business Days after the posting of such amendment to the Lenders, so long as the Requisite Lenders shall not have objected thereto in writing within such five (5) Business Day period.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan (it being understood that a waiver of any condition precedent or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) (it being understood that the waiver of any obligation to pay interest applicable to any Loan pursuant to Section 2.8, or the amendment or waiver of any mandatory prepayment of the Loans under a Loan Facility (or Class thereof) shall not constitute a postponement of any date scheduled for the payment of principal or interest or fees);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or the Commitment Fee Rate;

(iv) extend the time for payment of any such interest or fees;

(v) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vi) amend, modify, terminate or waive any provision of Section 2.10(b)(ii), this Section 9.5(b) or Section 9.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) except as set forth in Section 9.5(d), amend the definition of “Requisite Lenders” or “Pro Rata Share” or amend Section 2.12(c), 2.13, or 9.5(a) in a manner intended to effect such a change; provided that, with the consent of the Requisite Lenders, any other additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date; or

(viii) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower therefrom, shall:

(i) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(ii) amend, modify, terminate or waive any obligation of Revolving Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of any affected Issuing Bank; or

(iii) amend, modify, terminate or waive any provision of Section 8 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent; provided that any removal or replacement of the Administrative Agent in accordance with the provisions of Section 8.7 shall not require the consent of the Administrative Agent so removed or replaced.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) in accordance with the terms hereof with the written consent of the Requisite Lenders, the Administrative Agent and the Borrower (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Revolving Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Requisite Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary to integrate any Incremental Revolving Commitments or Extended Revolving Commitments in a manner consistent with Section 2.20.

(f) Notwithstanding the foregoing, any waiver, amendment, modification or consent in respect of this Agreement or any other Credit Document that by its terms affects the rights or duties under this Agreement or any other Credit Document of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Class that would be required to consent thereto under this Section 9.5 if such Lenders were the only Lenders hereunder at the time.

(g) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.

9.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders; provided that any transaction (including any merger, consolidation, amalgamation or similar transaction) not prohibited under Section 6.4 or otherwise hereunder shall not constitute an assignment or other transfer. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Subject to Section 9.6(b) and Section 9.6(c), each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the prior written approval of the Borrower) in all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of the Borrower, require the Borrower to file a registration statement with the SEC or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further, that, except as set forth in Section 9.6(i) with respect to assignments by Defaulting Lenders, no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement, effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 9.6(b); and provided, further, that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this Section 9.6, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

(b) Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 9.6(c) if applicable, and any forms, certificates or other evidence with respect to tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Section 2.16(g), the Administrative Agent shall, if the Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to Section 9.6(c)), (A) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register (on the same Business Day as it is received if received by 12:00 noon (New York City time) and on the following Business Day if received after such time) and (c) give prompt notice thereof to the Borrower. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Section 9.6(b). The date of such execution of a counterpart or recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(c) Right to Assign. Each Commitment, Loan, Letter of Credit or participation therein, other Obligation or rights under this Agreement may in whole or in part (i) be assigned, in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, or may be pledged by a Lender in support of its obligations to such pledgee (without releasing the pledging Lender from any of its obligations hereunder) or (ii) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount (A) if contemporaneous assignments approved by Administrative Agent in its sole discretion aggregating not less than $1,000,000 are being made by one or more Eligible Assignees which are Affiliates or (B) as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other obligations of the assigning Lender) to any Eligible Assignee, in each case, with the giving of notice to the Borrower and the Administrative Agent; provided that (x) the assignee shall represent that it has the financial resources to fulfill its commitments hereunder and such assignment is consented to by the Administrative Agent (not to be unreasonably withheld or delayed), and, at any time other than when a Specified Event of Default has occurred and is continuing, such assignee shall be acceptable to the Borrower (such consent not to be unreasonably withheld or delayed). To the extent of any such assignment in accordance with clause (i) or (ii) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, other Obligations or rights under this Agreement, or the portion thereof so assigned. The assignor or assignee to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 in respect of assignments (it being understood only one such fee shall be payable in the case of concurrent assignments by a Lender to one or more Affiliates), provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and in each case such forms, certificates or other evidence, if any, with respect to tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.16(g). Upon the request of any Lender, the Administrative Agent may and the Borrower will make the list of Disqualified Lenders (other than any Disqualified Lender that is a readily identifiable Affiliate of another Disqualified Lender on the basis of such Person’s name) available to such Lender and such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Lender, in each case so long as such Lender and such potential assignee agree to keep the list of Disqualified Lenders confidential in accordance with the terms hereof.

(d) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it is not a Defaulting Lender.

(e) Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, notwithstanding anything to the contrary contained in any of the Credit Documents such Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder to the assigning Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee or assigning Lender, to such assignee or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments of the assignee or the assigning Lender.

(f) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (or, with the consent of the Borrower, any other Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates)) (each, a “Participant”) in all or any part of its Commitments, Loans or in any other Obligation or rights under this Agreement.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the expiration of the Availability Period) in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of such Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

(iii) The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14(c), 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.6; provided that (x) a Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, and (y) a Participant shall not be entitled to the benefits of Section 2.16 unless it shall have complied with the requirements of Section 2.16 including, without limitation, Section 2.16(f); provided, further, that, except as specifically set forth in clauses (x) and (y) of this clause (f)(iii) of Section 9.6, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 9.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(iv) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(g) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6 any Lender may, without notice to or consent from the Administrative Agent or the Borrower, assign or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or any central banking authority; provided that no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided, further, that in no event shall the Federal Reserve Bank be considered to be a Lender or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(h) Gaming Authorities. Notwithstanding anything to the contrary in this Section 9.6, the rights of the Lenders to make assignments of, and grant participations in, any or all of its Commitments or any Loan or Letter of Credit made or issued by it, or any interest therein, herein or in any other Obligations owed to any such Lender, shall be subject to the lawful orders of any applicable gaming or similar regulatory authority or commission with jurisdiction over the gaming business of the Borrower.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment (or, in its sole discretion, the Borrower) shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Revolving Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 9.6(i), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

9.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.14(b), 2.15, 2.16, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in Sections 2.13, 8.3(b) and 8.6 shall survive the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Credit Document.

9.9 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.13 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

9.14 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PERSON ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, IN THE BOROUGH OF MANHATTAN. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PERSON AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PERSON IN THE COURTS OF ANY OTHER JURISDICTION.

9.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.16 Confidentiality. The Administrative Agent, the Arrangers, the Documentation Agent and each Lender (which term shall for the purposes of this Section 9.16 include the Issuing Bank) shall hold all non-public information regarding the Borrower and its Subsidiaries and their businesses obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices, it being understood and agreed by the Borrower that, in any event, the Administrative Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or the Administrative Agent and to their respective partners, directors, officers, employees, representatives, agents, advisors and trustees (and to other Persons authorized by a Lender or the Administrative Agent to organize, present or disseminate such information on a confidential need-to-know basis in connection with disclosures otherwise made in accordance with this Section 9.16, which shall, in any event, require click through or other affirmative action), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any pledgee referred to in Section 9.6(g) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided that such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.16 or other provisions at least as restrictive as this Section 9.16), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Administrative Agent or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided that, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

9.17 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

9.18 Counterparts; Integration; Effectiveness. This Agreement may be executed in any number of counterparts (including by electronic transmission (e.g., “.pdf” via e-mail or DocuSign)), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement, and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic imaging means (e.g. “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in this Agreement, any other Credit Document, any Assignment Agreement or any certificate or other instruments delivered in connection herewith or therewith shall be deemed to be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signature in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

9.19 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

9.20 Gaming Authorities. The Administrative Agent, the Arrangers, the Documentation Agent, each Lender and each Issuing Bank agree to cooperate with any applicable gaming or similar regulatory authorities in connection with the administration of their regulatory jurisdiction over the gaming business of the Borrower or any of its Subsidiaries, including to the extent not inconsistent with the internal policies of the Administrative Agent, such Lender or such Issuing Bank and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by any applicable gaming or similar regulatory authority relating to the Administrative Agent, the Arrangers, the Documentation Agent or any of the Lenders, or the Borrower or any of its Subsidiaries, or to the Credit Documents. Notwithstanding any other provision of the Agreement, the Borrower authorizes the Administrative Agent, each Issuing Bank and each Lender to cooperate with any applicable gaming or similar regulatory authorities as described above.

9.21 Certain Matters Affecting Lenders.

(a) If any applicable gaming or similar regulatory authority with jurisdiction over the gaming business of the Borrower shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent or the Borrower shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”), which may be any Lender or Lenders that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender is an Eligible Assignee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. The Borrower shall bear the costs and expenses of any Lender required by any applicable gaming or similar regulatory authority with jurisdiction over the gaming business of the Borrower, to file an application for a finding of suitability in connection with the investigation of any application by the Borrower for a license to operate a gaming establishment or for any other approval required from the gaming authority.

(b) Notwithstanding the provisions of Section 9.5 or Section 9.21(a), if any Lender becomes a Former Lender, and if the Administrative Agent or the Borrower fails to find a Substitute Lender pursuant to Section 9.21(a) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower may prepay in full the outstanding principal amount of Loans made by, and terminate the Revolving Commitment of, such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period.

9.22 No Fiduciary Duties. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (a) the extensions of credit provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Arrangers, the Documentation Agent and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other person; (c) neither the Administrative Agent, any Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, any Arranger or any Lender has advised or is currently advising the Borrower or its Affiliates on other matters) and neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations set forth herein and in the other Credit Documents; (d) the Administrative Agent, the Arrangers, the Documentation Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Arrangers, the Documentation Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrower and its Affiliates each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arrangers, the Documentation Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated by this Agreement.

9.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

9.24 Termination of Existing Credit Agreement. The Borrower, each “Lender” under the Existing Credit Agreement which is a Lender hereunder (such Lenders collectively constituting the “Requisite Lenders” under the Existing Credit Agreement), and each “Issuing Bank” under the Existing Credit Agreement which is an Issuing Bank hereunder (such Issuing Bank constituting the “Issuing Bank” under the Existing Credit Agreement) agree that, concurrently with the effectiveness of this Agreement, (i) the “Commitments” under the Existing Credit Agreement shall automatically and irrevocably reduce to zero, (ii) the “Letters of Credit” under the Existing Credit Agreement will be deemed a Letter of Credit issued hereunder for all purposes of this Agreement without the need for any further action by the Borrower or any other Person, and (iii) the Existing Credit Agreement and all “Credit Documents” (as defined in the Existing Credit Agreement) shall terminate without any notice or other action of any kind and notwithstanding any notice or other requirement contained in the Existing Credit Agreement or any of the other “Credit Documents” (as defined in the Existing Credit Agreement), all of which notices and other actions are hereby waived; provided that (a) the Borrower shall have paid all amounts then payable under the Existing Credit Agreement as provided in Section 3.1(h) and (b) any provision of the Existing Credit Agreement that by its express terms survives termination thereof shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LAS VEGAS SANDS CORP.,
as the Borrower

By:	/s/ Randy Hyzak
	Name:	Randy Hyzak
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Revolving Credit Agreement (LVSC)]

THE BANK OF NOVA SCOTIA,
as the Administrative Agent, Swing Line Lender, the Issuing Bank and a Lender

By:	/s/ Allisson Michaels-van Dijkum
Name: Allisson Michaels-van Dijkum
Title: Managing Director & Head

[Signature Page to Revolving Credit Agreement (LVSC)]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Marie F. Harrison
Name: Marie F. Harrison
Title: Managing Director

[Signature Page to Revolving Credit Agreement (LVSC)]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to Revolving Credit Agreement (LVSC)]

BNP PARIBAS,
as a Lender

By:	/s/ James Goodall
Name: James Goodall
Title: Managing Director

By:	/s/ Brock Harris
Name: Brock Harris
Title: Managing Director

[Signature Page to Revolving Credit Agreement (LVSC)]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Revolving Credit Agreement (LVSC)]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ Khrystyna Manko
Name: Khrystyna Manko
Title: Director

[Signature Page to Revolving Credit Agreement (LVSC)]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Revolving Credit Agreement (LVSC)]